Filed Pursuant to Rule 424(b)(2)

Registration No. 333-125271

PROSPECTUS SUPPLEMENT

(To prospectus dated June 15, 2005)

Wachovia Corporation

80,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of

8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J

Each depositary share, or “Depositary Share,” is a 1/40th ownership interest in a share of our 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, $1,000 liquidation preference per share, or “Series J Preferred Stock.” As a holder of Depositary Shares, you will be entitled to proportionate rights and preferences of the Series J Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

Dividends on the Series J Preferred Stock will be payable quarterly in arrears, when, as and if declared by our board of directors, at a rate per annum equal to 8.00%. The Dividend Payment Dates will be the 15th day of each March, June, September and December, commencing on March 15, 2008.

Dividends on the Series J Preferred Stock will be non-cumulative. If for any reason our board of directors does not declare a dividend on the Series J Preferred Stock for a Dividend Period, we will have no obligation to pay any dividend for that period, whether or not our board of directors declares dividends on the Series J Preferred Stock for any subsequent Dividend Period. However, with certain exceptions, if we have not declared dividends on the Series J Preferred Stock for a particular Dividend Period, we may not declare or pay dividends on or redeem or purchase our common stock or other junior securities during the next succeeding Dividend Period.

We may not redeem the Series J Preferred Stock prior to December 15, 2017. On any Dividend Payment Date on or after that date, we may, at our option, redeem the Series J Preferred Stock in whole or in part, at a price of $1,000 per share (equivalent to $25 per Depositary Share) plus any declared and unpaid dividends. The Series J Preferred Stock has no stated maturity, is not subject to any sinking fund and will remain outstanding indefinitely unless redeemed. The Series J Preferred Stock will not have any voting rights except as described under “Description of the Series J Preferred Stock-Voting Rights” on page S-8. A holder of Depositary Shares will be entitled to direct the depositary how to vote in such circumstances.

We will apply to list the Depositary Shares on the New York Stock Exchange under the symbol “WBPrJ.” If the listing is approved, trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the original issue date of the Depositary Shares.

The Series J Preferred Stock and the Depositary Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the FDIC or any other governmental agency.

Investing in Depositary Shares involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement to read about factors you should consider before buying the Depositary Shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission, any state securities commission or the Commissioner of Insurance of the State of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$25.0000	$2,000,000,000
Underwriting fees(1)	$0.7875	$63,000,000
Proceeds to Wachovia Corporation (before expenses)(1)	$24.2125	$1,937,000,000

(1)	The underwriting fees will be $0.50 per Depositary Share offered hereby with respect to any Depositary Share sold to an institution. Therefore, to the extent of any such sales to institutions, the actual total underwriting fees will be less than, and the actual total proceeds to Wachovia Corporation will be greater than, the amounts shown in the table above.

The underwriters expect to deliver the Depositary Shares in book-entry form only, through the facilities of The Depositary Trust Company, against payment on December 21, 2007.

The underwriters also may purchase up to an additional 12,000,000 Depositary Shares within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Wachovia Capital Markets, LLC may use this prospectus supplement and the accompanying prospectus in the initial sale of the Depositary Shares and Wachovia Capital Markets, LLC or an affiliate may use this prospectus thereafter in market-making transactions in the Depositary Shares. Unless Wachovia Capital Markets, LLC or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Wachovia Securities

Sole Bookrunner

Senior Co-Managers

Citi	Merrill Lynch & Co.	Morgan Stanley	UBS Investment Bank

Junior Co-Managers

Banc of America Securities LLC	Barclays Capital	Cabrera Capital Markets, LLC	Deutsche Bank Securities
Fifth Third Securities, Inc.	Goldman, Sachs & Co.	ING Wholesale Banking	KeyBanc Capital Markets
Lehman Brothers	National City Capital Markets	Ramirez & Co., Inc.	RBC Capital Markets
RBS Greenwich Capital	Sandler O’Neill & Partners, L.P.	The Williams Capital Group, L.P.	Wells Fargo Securities

Prospectus Supplement dated December 18, 2007

Prospectus Supplement

Prospectus

Unless otherwise indicated, you may rely on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in the Depositary Shares, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement nor sale of the Depositary Shares means that information contained in this prospectus supplement or the accompanying prospectus is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy the Depositary Shares in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.

When acquiring any securities discussed in this prospectus supplement, you should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither Wachovia nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the Depositary Shares in any state where the offer is prohibited. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

One or more of Wachovia’s subsidiaries, including Wachovia Capital Markets, LLC, may buy and sell any of the Depositary Shares after the Depositary Shares are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus supplement and the accompanying prospectus in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale. Wachovia Capital Markets, LLC and Wachovia Securities, LLC each conduct business under the name “Wachovia Securities.” Any reference in this prospectus supplement to “Wachovia Securities” means Wachovia Capital Markets, LLC and not Wachovia Securities, LLC, unless otherwise mentioned or unless the context requires otherwise.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Wachovia,” “we,” “us,” “our” or similar references mean Wachovia Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates statements that are “forward-looking statements.” These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to Wachovia’s periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

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WHERE YOU CAN FIND MORE INFORMATION

Wachovia files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document Wachovia files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, Wachovia’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Wachovia at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York.

The SEC allows Wachovia to “incorporate by reference” into this prospectus supplement the information in documents Wachovia files with it. This means that Wachovia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When Wachovia updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. Wachovia incorporates by reference the documents listed below and any documents it files with the SEC in the future (except, in either case, for such information that is deemed “furnished” to the SEC) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities by means of this prospectus supplement is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

Current Reports on Form 8-K filed on January 23, 2007, February 13, 2007, February 15, 2007, February 21, 2007, April 16, 2007, April 18, 2007, May 8, 2007, May 31, 2007, June 28, 2007, July 20, 2007, August 21, 2007, October 19, 2007, November 9, 2007, November 21, 2007 and December 12, 2007.

You may obtain any of the documents incorporated by reference in this prospectus supplement through Wachovia’s website, www.wachovia.com/investor. In addition, you may request a copy of these filings and copies of the documents referenced herein, at no cost, by writing or telephoning us at the following address:

Wachovia Corporation

Investor Relations

301 South College Street

Charlotte, North Carolina 28288-0206

(704) 374-6782

Other than any documents expressly incorporated by reference, the information on Wachovia’s website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

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SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Depositary Shares. You should read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

Wachovia Corporation

Wachovia is a financial holding company organized under the laws of North Carolina and registered under the Bank Holding Company Act. Wachovia has approximately 3,400 full service financial centers, approximately 800 retail brokerage offices and approximately 5,100 ATM locations. Wachovia offers a comprehensive line of consumer and commercial banking products and services, personal and commercial trust, investment advisory, insurance, securities brokerage, investment banking, mortgage, credit card, cash management, international banking and other financial services.

At September 30, 2007, Wachovia had consolidated total assets of $754.2 billion, consolidated total deposits of $421.9 billion and consolidated stockholders’ equity of $70.1 billion. Based on total assets at September 30, 2007, Wachovia was the fourth largest bank holding company in the United States.

Wachovia’s principal executive office is: Wachovia Corporation, 301 South College Street, Charlotte, North Carolina 28288, telephone number: (704) 374-6161.

Depositary

The depositary for the Depositary Shares will be U.S. Bank, National Association.

SUMMARY OF THE OFFERING

This summary highlights the selected legal and financial terms of the Depositary Shares and the 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J. It does not contain all of the information that may be important to you or that you should consider before investing in the Depositary Shares. To understand this offering fully, you must read the entire prospectus supplement and accompanying prospectus, including the risk factors beginning on Page S-5 and the documents incorporated by reference into the accompanying prospectus.

What are the Depositary Shares?

Each Depositary Share is a 1/40th interest in a share of Series J Preferred Stock. Each holder of a Depositary Share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series J Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Series J Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

What are the basic terms of the Series J Preferred Stock?

Dividends. Non-cumulative cash dividends will be payable if, as and when declared by our board of directors, quarterly in arrears on each March 15, June 15, September 15 and December 15 (or, if such day is not a business day, the next business day). We refer to these dates as the “Dividend Payment Dates.” We refer to the period from and including the date of issuance of the Series J Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date as a “Dividend Period.” For any Dividend Period dividends will accrue at a rate per annum equal to 8.00%. In the case that any date on which dividends are payable on the Series J Preferred Stock is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.

Ranking. With respect to the payment of dividends and amounts upon liquidation, the Series J Preferred Stock will rank equally with any other class or series of our stock that ranks on a par with the Series J Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, if any, which we refer to as “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Series J Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of Wachovia, which we refer to as “Junior Stock.” In particular, during a Dividend Period no dividend will be paid or declared and no distribution will be made on any Junior Stock, other than a dividend payable solely in Junior Stock, no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and no shares of Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series J Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, unless full dividends for such Dividend Period on all outstanding shares of Series J Preferred Stock have been paid or declared and a sum sufficient for the payment thereof set aside.

Redemption. So long as full dividends on all outstanding shares of Series J Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, we may redeem the Series J Preferred Stock in whole or in part on any Dividend Payment Date on or after December 15, 2017. Any such redemption shall be at the redemption price of $1,000 per share (equivalent to $25 per Depositary Share) plus dividends that have been declared but not paid to the redemption date, without interest. The redemption price will not include any undeclared dividends for prior Dividend Periods. Our right to redeem the Series J Preferred Stock is subject to the prior approval of the Federal Reserve Board (the “Federal Reserve”) under its risk-based capital guidelines, as applicable to bank holding companies. We anticipate that the factors that the Federal Reserve may consider in evaluating a proposed redemption include our capital position after giving effect to the redemption and whether the Series J Preferred Stock will be replaced by or redeemed with the proceeds of a like amount of a capital instrument that is of equal or higher quality with respect to its terms and permanence. The holders of Series J Preferred Stock will not have any right to require the redemption or repurchase of the Series J Preferred Stock. Upon redemption of any Series J Preferred Stock, a pro rata number of Depositary Shares will be redeemed with the proceeds of such redemption.

No Maturity. The Series J Preferred Stock does not have a maturity date, and we are not required to redeem the Series J Preferred Stock. Accordingly, once issued the Series J Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Voting. Holders of the Series J Preferred Stock will have no voting rights, except with respect to certain fundamental changes in the terms of the Series J Preferred Stock and certain other matters. In addition, if dividends on the Series J Preferred Stock are not paid in full for six Dividend Periods, the holders of the Series J Preferred Stock, acting as a class with any other Parity Stock having similar voting rights, or a “Voting Parity Stock”, will have the right to elect two directors to our board. The terms of office of these directors will end when we have paid or set aside for payment full dividends for four consecutive Dividend Periods. Holders of Depositary Shares would instruct the depositary how to vote in such circumstances.

Liquidation. In the event of Wachovia’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series J Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share), or “Liquidation Preference,” plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any other Junior Stock and subject to the rights of the holders of any Parity Stock or any class or series of securities ranking senior to the Series J Preferred Stock upon liquidation and the rights of our depositors and other creditors. After the full amount of the Liquidation Preference is paid, the holders of Series J Preferred Stock will not be entitled to any further participation in any distribution of our assets. Upon any such liquidation, the proceeds will be distributed pro rata to the holders of the Depositary Shares.

When can Wachovia skip dividend payments on the Series J Preferred Stock?

We may pay a partial dividend or skip a dividend on the Series J Preferred Stock at any time. Whenever we pay a partial dividend or skip a dividend on the Series J Preferred Stock for any Dividend Period, during that Dividend Period we may not pay or declare a dividend, or make a distribution, on any Junior Stock, other than a dividend payable solely in Junior Stock, or repurchase, redeem or otherwise acquire for consideration, directly or indirectly, any Junior Stock (other than as a result of reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor will we pay to or make available any monies for a sinking fund for the redemption of any such securities, and we will not purchase, redeem or otherwise acquire for consideration shares of other stock ranking equally as to dividends with the Series J Preferred Stock and having the same restrictions on the declaration and payment of dividends as the Series J Preferred Stock otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series J Preferred Stock and such other stock except by conversion into or exchange for Junior Stock.

The right of holders of Series J Preferred Stock to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Series J Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Series J Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series J Preferred Stock, Parity Stock, Junior Stock or any other class or series of our authorized preferred stock.

What are the U.S. federal income tax consequences related to the Series J Preferred Stock?

If you are a noncorporate United States holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum rate of 15%, provided that you hold your Depositary Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the Depositary Shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet certain other requirements. If you are taxed as a corporation, subject to certain limitations, dividends would be eligible for the 70% dividends-received deduction. If you are a non-United States holder of Depositary Shares, dividends paid to you are subject to withholding tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For further discussion of the tax consequences relating to the Depositary Shares, see “Certain U.S. Federal Income Tax Consequences.”

What are your expected uses of proceeds from the offering of the Depositary Shares?

We expect to receive net proceeds from this offering of approximately $1.95 billion. We intend to use the net proceeds from this offering for general corporate purposes.

Where will the Depositary Shares be listed for trading?

We will apply to list the Depositary Shares on the New York Stock Exchange under the symbol “WBPrJ.” If the listing is approved, trading of the Depositary Shares on the New York Stock Exchange is expected to commence within a 30-day period after the original issue date of the Depositary Shares.

RISK FACTORS

An investment in the Depositary Shares is subject to certain risks. You should carefully consider the risks described below and the “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as the other information included or incorporated by reference into the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

In purchasing the Depositary Shares in the offering, you are making an investment decision with regard to the Series J Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Series J Preferred Stock in the form of Depositary Shares. Accordingly, the depositary will rely on the payments it receives on the Series J Preferred Stock to fund all payments on the Depositary Shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.

The Series J Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series J Preferred Stock are equity interests in Wachovia and do not constitute indebtedness. As such, the shares of Series J Preferred Stock will rank junior to all indebtedness and other non-equity claims on Wachovia with respect to assets available to satisfy claims on Wachovia, including in a liquidation of Wachovia. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series J Preferred Stock (1) dividends are payable only if declared by our board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Also, as a bank holding company, Wachovia’s ability to declare and pay dividends is dependent on certain federal regulatory considerations.

Investors should not expect Wachovia to redeem the Series J Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series J Preferred Stock is a perpetual equity security. The Series J Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series J Preferred Stock may be redeemed by us at our option either in whole or in part on any Dividend Payment Date on or after December 15, 2017. However, our right to redeem the Series J Preferred Stock is subject to an important limitation; under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series J Preferred Stock is subject to prior approval of the Federal Reserve. We anticipate that the factors that the Federal Reserve may consider in evaluating a proposed redemption include our capital position after giving effect to the redemption and whether the Series J Preferred Stock will be replaced by or redeemed with the proceeds of a like amount of a capital instrument that is of equal or higher quality with respect to its terms and permanence.

Dividends on the Series J Preferred Stock are non-cumulative.

Dividends on the Series J Preferred Stock are non-cumulative. Consequently, if our board of directors does not authorize and declare a dividend for any Dividend Period, holders of the Series J Preferred Stock and the Depositary Shares would not be entitled to receive any such dividend, and such unpaid dividend will cease to accrue and will not be payable. We will have no obligation to pay dividends accrued for a Dividend Period after the Dividend Payment Date for such period if our board of directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Series J Preferred Stock or any other preferred stock we may issue.

Holders of Series J Preferred Stock and the Depositary Shares will have limited voting rights.

Holders will have limited voting rights in the event of non-payments of dividends under certain circumstances and with respect to certain fundamental changes in the terms of the Series J Preferred Stock, certain other matters or as otherwise required by law, as described under “Description of the Series J Preferred Stock—Voting.” Holders of Depositary Shares would instruct the depositary how to vote in such circumstances.

General market conditions and unpredictable factors could adversely affect market prices for the Depositary Shares.

There can be no assurance about the market prices for the Depositary Shares. Several factors, many of which are beyond our control, will influence the market value of the Depositary Shares. Factors that might influence the market value of the Depositary Shares include:

•	whether we skip or are likely to skip dividends on the Series J Preferred Stock from time to time;

•	our creditworthiness;

•	interest rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Depositary Shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their cost.

Holders of Series J Preferred Stock may be unable to use the dividends received deduction.

Distributions paid to corporate U.S. holders out of dividends on the Series J Preferred Stock may be eligible for the dividends received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series J Preferred Stock to qualify as dividends for federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.” If any distributions on the Series J Preferred Stock with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the Series J Preferred Stock may decline.

The secondary market for the Depositary Shares may be illiquid.

The Series J Preferred Stock and the related Depositary Shares are new issues with no established trading market. Although we will apply to have the Depositary Shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the Depositary Shares. Even if the Depositary Shares are listed, there may be little or no secondary market for the Depositary Shares. Even if a secondary market for the Depositary Shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We do not expect that there will be any separate public trading market for the shares of the Series J Preferred Stock except as represented by the Depositary Shares.

USE OF PROCEEDS

We expect to receive net proceeds from this offering, of approximately $1.95 billion, after expenses and underwriting discounts. We intend to use the net proceeds from this offering for general corporate purposes.

DESCRIPTION OF THE SERIES J PREFERRED STOCK

The following is a summary of some of the terms of the Series J Preferred Stock. This summary contains a description of the material terms of the Series J Preferred Stock but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described under “Where You Can Find More Information.”

Authorized Preferred Stock

Our authorized preferred stock consists of 10,000,000 shares of preferred stock, no par value, 40,000,000 shares of Class A preferred stock, no par value (including the Series J Preferred Stock), and 500,000,000 Dividend Equalization Preferred shares, no par value. As of September 30, 2007, no shares of preferred stock or Class A preferred stock were issued and outstanding, and approximately 97 million Dividend Equalization Preferred shares were issued and outstanding in connection with the merger of the former Wachovia Corporation and First Union Corporation. Wachovia will file articles of amendment designating the terms of the Series J Preferred Stock with the Secretary of State of the State of North Carolina.

General

When issued, the Series J Preferred Stock will be validly issued, fully paid, and non-assessable. The holders of the Series J Preferred Stock will have no preemptive rights with respect to any shares of Wachovia’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

The holders of Series J Preferred Stock will be entitled to receive non-cumulative cash dividends when, as and if declared out of assets legally available for payment in respect of such Series J Preferred Stock by our board of directors in its sole discretion. In the event we do not declare dividends or do not pay dividends in full on the Series J Preferred Stock on any date on which dividends are due, then such unpaid dividends will not cumulate and will no longer accrue and be payable.

When issued, the Series J Preferred Stock will have a fixed liquidation preference, or “Liquidation Preference,” of $1,000 per share, or $2,300,000,000 in the aggregate (assuming the over-allotment option is exercised in full). On a liquidation, dissolution or winding-up of our affairs, holders of Series J Preferred Stock will be entitled to receive such Liquidation Preference per share, together with an amount equal to any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation. The Series J Preferred Stock is perpetual and will not be convertible into shares of Wachovia common stock or any other class or series of our capital stock, and will not be subject to any sinking fund or other obligation for their repurchase or retirement.

If the underwriters do not exercise the over-allotment option, we expect to issue 2,000,000 shares of Series J Preferred Stock. If the underwriters exercise the over-allotment option in full, we expect to issue 2,300,000 shares of Series J Preferred Stock. The number of outstanding shares of Series J Preferred Stock could be increased in the future.

The depositary will be the record holder of the Series J Preferred Stock. Holders of the Depositary Shares will have only the rights and privileges described below under “Description of the Depositary Shares.”

Rank

The Series J Preferred Stock will rank senior to our common stock and to any other securities that we may issue in the future that are subordinate to the Series J Preferred Stock. As of the date hereof, there are no shares of our authorized preferred stock that would rank senior to the Series J Preferred Stock authorized, issued or outstanding, except that upon any liquidation, dissolution or winding-up of Wachovia, the Dividend Equalization Preferred shares will be entitled to a liquidation preference of $0.01 per share prior to the distribution of any amounts in respect of the Series J Preferred Stock. We may authorize and issue additional shares of preferred stock that may rank junior to or on parity with the Series J Preferred Stock as to dividend rights and rights upon liquidation, winding-up, or dissolution without the consent of the holders of the Series J Preferred Stock. Each series of our authorized preferred stock will, with respect to dividend rights and rights upon Wachovia’s liquidation, dissolution or winding-up, rank prior or superior to common stock.

All shares of each series of our authorized preferred stock will be of equal rank with each other. The Series J Preferred Stock and any other series of Class A preferred stock will rank equal to, but not prior or superior to, any series of preferred stock.

With respect to the payment of dividends and amounts upon liquidation, the Series J Preferred Stock will rank equally with any other class or series of our stock that ranks on a par with the Series J Preferred Stock in the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up, if any, which we refer to as “Parity Stock,” and will rank senior to our common stock and any other class or series of our stock over which the Series J Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding-up, which we refer to as “Junior Stock.” In particular, during a Dividend Period no dividend will be paid or declared and no distribution will be made on any Junior Stock, (other than solely in Junior Stock) or on any Parity Stock, including the Series J Preferred Stock (other than on a pro rata basis as described in the next paragraph or solely in Parity Stock or Junior Stock), no shares of Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of reclassification of Junior Stock for or into Junior Stock, or of Parity Stock for or into Parity Stock or for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or of one share of Parity Stock for or into another share of Parity Stock or Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or, in the case of the purchase, redemption or acquisition of Parity Stock, other shares of Parity Stock or Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than through the use of the proceeds of a substantially contemporaneous sale as referred to above), otherwise than pursuant to pro rata offers to purchase all or a pro rata portion of the shares of Series J Preferred Stock and Parity Stock, unless full dividends for such Dividend Period on all outstanding shares of Parity Stock, including the Series J Preferred Stock, have been paid or declared and a sum sufficient for the payment thereof set aside. However, the foregoing provision shall not restrict the ability of Wachovia Securities, or any other affiliate of ours, to engage in any market-making transactions in our Junior Stock or Parity Stock in the ordinary course of business.

For any Dividend Period in which dividends are not paid in full upon the Series J Preferred Stock and other Parity Stock having the same restrictions on the declaration and payment of dividends as the Series J Preferred Stock, all dividends declared for such Dividend Period with respect to the Series J Preferred Stock and such other Parity Stock shall be declared on a pro rata basis.

Dividends

Dividends on shares of Series J Preferred Stock will not be mandatory. Holders of the Series J Preferred Stock will be entitled to receive, if, when, and as declared by our board of directors out of legally available assets, non-cumulative cash dividends on the Liquidation Preference, which is $1,000 per share of Series J Preferred Stock. These dividends will be payable at a rate per annum equal to 8.00%, quarterly in arrears on each March 15, June 15, September 15 and December 15, from and including the date of issuance. In the case that any date on which dividends are payable on the Series J Preferred Stock is not a business day, then payment of the dividend payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay. We refer to each quarterly period as a “Dividend Period,” and each date on which such interest is payable as a “Dividend Payment Date.” Dividends in each quarterly period will accrue from the first day of such period. The record date for payment of dividends on the Series J Preferred Stock will be the last day of the immediately preceding calendar month during which the Dividend Payment Date falls. The amount of dividends payable for any Dividend Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The right of holders of Series J Preferred Stock to receive dividends is non-cumulative. If our board of directors does not declare a dividend on the Series J Preferred Stock or declares less than a full dividend in respect of any Dividend Period, the holders of the Series J Preferred Stock will have no right to receive any dividend or a full dividend, as the case may be, for that Dividend Period, and we will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are declared and paid for any future Dividend Period with respect to the Series J Preferred Stock, Parity Stock, Junior Stock or any other class or series of our authorized preferred stock.

When dividends are not paid in full upon the Series J Preferred Stock and any other Parity Stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current Dividend Period per share on the Series J Preferred Stock, and accrued dividends, including any accumulations on such Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears.

We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to North Carolina state laws relating to the payment of dividends.

Redemption

So long as full dividends on all outstanding shares of Series J Preferred Stock for the then-current Dividend Period have been paid or declared and a sum sufficient for the payment thereof set aside, we, at the option of our board of directors, may redeem the Series J Preferred Stock in whole or in part on any Dividend Payment Date on or after December 15, 2017. Any such redemption shall be at the redemption price of $1,000 per share plus dividends that have been declared but not paid to the redemption date, without interest. Our right to redeem the Series J Preferred Stock is subject to the prior approval of the Federal Reserve under its risk-based capital guidelines, as applicable to bank holding companies. We anticipate that the factors that the Federal Reserve may consider in evaluating a proposed redemption include our capital position after giving effect to the redemption and whether the Series J Preferred Stock will be replaced by or redeemed with the proceeds of a like amount of a capital instrument that is of equal or higher quality with respect to its terms and permanence. If fewer than all of the outstanding shares of Series J Preferred Stock are to be redeemed, the Series J Preferred Stock to be redeemed will be selected either pro rata from the holders of record of the Series J Preferred Stock in proportion to the number of Series J Preferred Stock held by such holders or by lot or in such other manner as our board of directors may determine to be fair and equitable.

Subject to this section, our board of directors will have the full power and authority to prescribe the terms and conditions upon which Series J Preferred Stock will be redeemed from time to time. We will mail notice of any redemption of Series J Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the Series J Preferred Stock to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series J Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of Series J Preferred Stock designated for redemption will not affect the redemption of any other Series J Preferred Stock.

Each notice shall state:

•	the redemption date;

•	the number of shares of Series J Preferred Stock to be redeemed;

•	the redemption price; and

•	the place or places where the Series J Preferred Stock are to be redeemed.

Any shares of Series J Preferred Stock we redeem, purchase or acquire shall be cancelled and restored to the status of authorized but unissued shares of our authorized preferred stock, undesignated as to series.

Rights upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series J Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of the Liquidation Preference of $1,000 per share, plus any authorized, declared and unpaid dividends for the then-current Dividend Period to the date of liquidation, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any securities ranking junior to the Series J Preferred Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Series J Preferred Stock upon liquidation and the rights of our depositors and other creditors. If the amounts available for distribution upon our liquidation, dissolution or winding-up are not sufficient to satisfy the full liquidation rights of all the outstanding Series J Preferred Stock and all stock ranking equal to the Series J Preferred Stock, then the holders of each series of Series J Preferred Stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. After the full amount of the Liquidation Preference is paid, the holders of Series J Preferred Stock will not be entitled to any further participation in any distribution of our assets.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting

Holders of the Series J Preferred Stock will not have any voting rights and will not be entitled to elect any directors, except as required by law and except for the special voting rights provided for below.

Mandatory Voting Rights under North Carolina Law. Wachovia is incorporated in North Carolina. North Carolina law attaches mandatory voting rights to classes or series of shares that are affected by certain amendments to the articles of incorporation, whether made by filing articles of amendment or by a merger or share exchange. The holders of the outstanding shares of a class or series are entitled to vote as a separate voting group on any amendment that would:

•	change the aggregate number of authorized shares of that class or series;

•	effect an exchange or reclassification of any shares of that class or series into shares of another class or series;

•	effect an exchange (or create a right of exchange) or reclassification of any shares of another class or series into shares of that class or series;

•	change the designation, rights, preferences, or limitations of any shares of that class or series;

•	change any shares of that class or series into a different number of shares of the same class or series;

•

create a new class or series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•

increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class or series;

•	limit or deny an existing preemptive right of any shares of that class or series;

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on any shares of that class or series; or

•	change the corporation into a nonprofit corporation or a cooperative organization.

These mandatory voting rights apply regardless of whether the change is favorable or unfavorable to the affected shares. Shares of two or more series of the same class must vote together as a single group with respect to any proposed amendment that would affect them in the same or a substantially similar manner. A mandatory voting right is also given to a class or series of shares for approval of a share dividend payable in the shares of that class or series on the shares of another class or series.

Right to Elect Two Directors upon Nonpayment. If after issuance of the Series J Preferred Stock we fail to pay, or declare and set aside for payment, full dividends on the Series J Preferred Stock or any other class or series of Voting Parity Stock for six Dividend Periods or their equivalent, the authorized number of our directors will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series J Preferred Stock, voting together as a single and separate class with the holders of any outstanding Voting Parity Stock, will have the right to elect two directors in addition to the directors then in office at our next annual meeting of shareholders. This right will continue at each subsequent annual meeting until we pay dividends in full on the Series J Preferred Stock and any Voting Parity Stock for three consecutive Dividend Periods or their equivalent and pay or declare and set aside for payment dividends in full for the fourth consecutive Dividend Period or its equivalent.

The term of such additional directors will terminate, and the total number of directors will be decreased by two after we pay dividends in full for three consecutive Dividend Periods or their equivalent and declare and pay or set aside for payment dividends in full on the Series J Preferred Stock and any Voting Parity Stock for the fourth consecutive Dividend Period or its equivalent or, if earlier, upon the redemption of all Series J Preferred Stock. After the term of such additional directors terminates, the holders of the Series J Preferred Stock will not be entitled to elect additional directors unless full dividends on the Series J Preferred Stock have again not been paid or declared and set aside for payment for six future Dividend Periods.

Any additional director elected by the holders of the Series J Preferred Stock and the Voting Parity Stock may only be removed by the vote of the holders of record of the outstanding Series J Preferred Stock and Voting Parity Stock, voting together as a single and separate class, at a meeting of our shareholders called for that purpose. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series J Preferred Stock and Voting Parity Stock, voting together as a single and separate class.

Other Voting Rights. So long as any shares of Series J Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series J Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Series J Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by North Carolina law:

•	the issuance of any series of preferred stock ranking prior to the Series J Preferred Stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding-up;

•

any amendment, alteration or repeal of any provision of our amended and restated Articles of Incorporation (including the Articles of Amendment creating the Series J Preferred Stock) or our bylaws that would alter or change the voting powers, preferences or special rights of the Series J Preferred Stock so as to affect them adversely;

•

any amendment or alteration of our amended and restated Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of our capital stock ranking prior to the Series J Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or our winding-up; or

•

the consummation of a binding share exchange or reclassification involving the Series J Preferred Stock or a merger or consolidation of us with another entity, except holders of Series J Preferred Stock will have no right to vote under this provision or otherwise under North Carolina law if in each case (i) the Series J Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series J Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series J Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series J Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series J Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series J Preferred Stock and, notwithstanding any provision of North Carolina law, holders of Series J Preferred Stock will have no right to vote on such an increase.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series J Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of Series J Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series J Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series J Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment for the Series J Preferred Stock that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series J Preferred Stock that is not inconsistent with the provisions of the articles of amendment for the Series J Preferred Stock.

Shares of Series J Preferred Stock are not entitled to vote after notice of redemption is given to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.

Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock

While we currently have no outstanding shares of preferred stock, we have authorized the issuance of our Series G, Series H and Series I Preferred Stock.

Pursuant to an issuance by Wachovia Preferred Funding Corp. of 30,000,000 shares of its Series A Preferred Securities (“WPFC Series A Preferred Securities”), if so directed by the Office of the Comptroller of Currency (the “OCC”) following the occurrence of an Exchange Event (as defined below), each share of WPFC Series A Preferred Securities will be automatically exchanged for a depositary share representing 1/6th of a share of our Class A Preferred Stock, Series G, no par value and liquidation preference $150 per share (the “Series G Preferred Stock”).

Pursuant to an issuance by Wachovia Preferred Funding Corp. of 40,000,000 shares of its Series B Preferred Securities (“WPFC Series B Preferred Securities”), if so directed by the OCC following the occurrence of an Exchange Event (as defined below), each share of WPFC Series B Preferred Securities will be automatically exchanged for a depositary share representing 1/8th of a share of our Class A Preferred Stock, Series H, no par value and liquidation preference $200 per share (the “Series H Preferred Stock”).

“Exchange Event” means (i) Wachovia Bank, National Association (“Wachovia Bank”) is “undercapitalized” under the OCC’s “prompt corrective action” regulations, (ii) Wachovia Bank being placed into conservatorship or receivership or (iii) the OCC, in its sole discretion, directing such exchange in anticipation of Wachovia Bank becoming “undercapitalized” in the near term or taking supervisory action that limits the payment of dividends, as applicable, by Wachovia Bank, and in connection therewith, directs such exchange.

Any Series G Preferred Stock or Series H Preferred Stock issued at the direction of the OCC following the occurrence of an Exchange Event would rank on a parity with the Series J Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution.

Pursuant to an issuance by Wachovia Capital Trust III of 2,500,000 5.80% Fixed-to-Floating Rate Perpetual Non-Cumulative Trust Securities (the “Trust Securities”), Wachovia Capital Trust III received a contract to purchase our Non-Cumulative Perpetual Class A Preferred Stock, Series I, $100,000 Liquidation Preference per share (the “Series I Preferred Stock”), from us on a date that we expect to be March 15, 2011 but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as March 15, 2012.

Any Series I Preferred Stock issued would rank on a parity with the Series J Preferred Stock as to dividend rights and rights on our liquidation, winding-up and dissolution.

Registrar

American Stock Transfer and Trust Company will be the registrar, dividend disbursing agent and redemption agent for the Series J Preferred Stock.

DESCRIPTION OF THE DEPOSITARY SHARES

This prospectus supplement summarizes specific terms and provisions of the Depositary Shares relating to our Series J Preferred Stock; terms that apply generally to all our preferred stock issued in the form of Depositary Shares (including the Depositary Shares offered in this prospectus supplement) are described in the “Description of Depositary Shares” section of the accompanying prospectus.

The following summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the Depositary Shares, and our articles of incorporation and articles of amendment.

General

Each Depositary Share will represent a 1/40th interest in one share of Series J Preferred Stock. The Depositary Shares will be evidenced by depositary receipts. The shares of Series J Preferred Stock underlying the Depositary Shares will be deposited with U.S. Bank National Association, as depositary, under a deposit agreement to be entered into on or before the closing date (the “Deposit Agreement”), among us, the depositary, and all holders from time to time of depositary receipts issued by the depositary thereunder.

U.S. Bank, National Association will act as transfer agent and registrar and paying agent with respect to the Depositary Shares.

The depositary’s office at which the depositary receipts will be administered is located at U.S. Bank, 100 Wall Street, New York, New York 10005.

Purchasers may hold Depositary Shares either directly or indirectly through their broker or other financial institution. If a purchaser holds Depositary Shares directly, by having depositary shares registered in its name on the books of the depositary, the purchaser is a depositary receipt holder. If a purchaser holds the Depositary Shares through a broker or financial institution nominee, the purchasers must rely on the procedures of such broker or financial institution to assert the rights of a depositary receipt holder described in this section.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the Series J Preferred Stock to the record holders of Depositary Shares in proportion to the numbers of such depositary shares owned by such holders on the relevant record date. In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution after consultation with us, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for the Series J Preferred Stock.

The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the Series J Preferred Stock underlying the Depositary Shares is redeemed, in whole or in part, a corresponding number of Depositary Shares will be redeemed with the proceeds received by the depositary from the redemption of the Series J Preferred Stock held by the depositary. The redemption price per Depositary Share will be equal to 1/40th of the applicable redemption price per share payable in respect of such Series J Preferred Stock. If less than all the Series J Preferred Stock is redeemed, Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for any redemption (which would be the same date as the redemption date for the Series J Preferred Stock), the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the depositary of the depositary receipts evidencing such Depositary Shares.

Amendment of Deposit Agreement

The form of depositary receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary receipts then outstanding. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

Charges of Depositary

We will pay the charges of the depositary in connection with the initial deposit of the Series J Preferred Stock, the initial issuance of the Depositary Shares and any redemption of the Series J Preferred Stock. Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts. All other charges and expenses of the depositary and of any registrar incident to the performance of their respective obligations arising from the depositary arrangements will be paid by us only after prior consultation and agreement between the depositary and us and consent by us to the incurrence of such expenses, which consent will not be unreasonably withheld.

Miscellaneous

The depositary will forward to the holders of the Depositary Shares all reports and communications from us that we would be required to furnish to the holders of the Series J Preferred Stock. Neither the depositary nor we will be liable if it or we are prevented or delayed by law or any circumstances beyond its or our control in performing our respective obligations under the Deposit Agreement. Our obligations and the obligations of the depositary under the Deposit Agreement will be limited to performance in good faith of our respective duties thereunder, and neither we nor the depositary will be obligated to prosecute or defend any legal proceedings in respect of any Depositary Shares or the Series J Preferred Stock unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or independent accountants, or information provided by persons presenting Series J Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of Deposit Agreement

The depositary may resign at any time by delivering to us notice of its resignation and we may at any time remove the depositary, with any such resignation or removal taking effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. Upon termination of the Deposit Agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement, except that the depositary will continue to collect dividends and other distributions pertaining to Series J Preferred Stock and will continue to deliver Series J Preferred Stock certificates together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property in exchange for depositary receipts surrendered. At a time after the expiration of three years from the date of termination, the depositary may sell the Series J Preferred Stock and hold the proceeds of such sale, without interest, for the benefit of the holders of depositary receipts who have not then surrendered their depositary receipts. After making such sale, the depositary will be discharged from all obligations under the Deposit Agreement, except to account for such proceeds.

Voting of the Series J Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series J Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to the Series J Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series J Preferred Stock, may instruct the depositary to vote the amount of the Series J Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will try to vote the amount of the Series J Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series J Preferred Stock, it will not vote the amount of Series J Preferred Stock, represented by such Depositary Shares.

Listing

We will apply to list the Depositary Shares on the New York Stock Exchange under the symbol “WBPrJ.” If the application is approved, we expect trading to begin within 30 days of December 21, 2007, the date of initial delivery of the Depositary Shares. We do not expect that there will be any separate public trading market for the shares of the Series J Preferred Stock, except as represented by the Depositary Shares.

Form of Series J Preferred Stock and Depositary Shares

The Depositary Shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” in this prospectus supplement. The Series J Preferred Stock will be issued in registered form to the depositary.

BOOK-ENTRY SYSTEM

The Depositary Trust Company, which we refer to along with its successors in this capacity as “DTC,” will act as securities depositary for all of the Depositary Shares. We will issue the Depositary Shares only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. We will issue and deposit with DTC one or more fully-registered global certificates for the Depositary Shares representing, in the aggregate, the total number of the Depositary Shares to be sold in this offering.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Depositary Shares within the DTC system must be made by or through direct participants, who will receive a credit for the Depositary Shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased Depositary Shares. Transfers of ownership interests in the Depositary Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Depositary Shares, unless the book-entry system for the Depositary Shares is discontinued.

DTC has no knowledge of the actual beneficial owners of the Depositary Shares. DTC’s records reflect only the identity of the direct participants to whose accounts the Depositary Shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

The depositary will send redemption notices it receives from us to Cede & Co. as the registered holder of the Depositary Shares. If less than all of these Depositary Shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the Depositary Shares is limited to the holders of record of the Depositary Shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on Depositary Shares. Under its usual procedures, DTC would mail an omnibus proxy to the depositary as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the Depositary Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the Series J Preferred Stock, and the depositary will then make distribution payments on the Depositary Shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. The depositary and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the Depositary Shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final Depositary Shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary).

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the Financial Industry Regulatory Authority, own DTC. Purchases of Depositary Shares within the DTC system must be made by or through direct participants who will receive a credit for the Depositary Shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

This section applies to you only if you acquire your Depositary Shares in this offering and you hold your Depositary Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that holds your Depositary Shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of DTC and the assumptions that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. You are a U.S. holder if you are a beneficial owner of Depositary Shares for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You are a non-U.S. holder if you are a beneficial owner of Depositary Shares, for U.S. federal income tax purposes and you are:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.

If a partnership (or an entity treated as a partnership for tax purposes) holds Depositary Shares, the tax treatment of a partner will generally depend on the state of the partner and the activities of the partnership. If you are a partner in a partnership holding Depositary Shares, you should consult your tax advisors.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing Depositary Shares in your particular circumstances.

This discussion addresses only United States federal income taxation.

In general, and taking into account the representations of DTC and the assumptions that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms, for United States federal income tax purposes, if you hold Depositary Shares, you will be treated as the owner of the Series J Preferred Stock.

U.S. Holders

Taxation of Dividends

Under the United States federal income tax laws, if you are a U.S. holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the preference shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the Depositary Shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet certain other requirements. Subject to applicable limitations that may vary depending on your individual circumstances, dividends we pay with respect to the Depositary Shares will be qualified dividend income.

The dividend is taxable to you when you receive it, actually or constructively. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Depositary Shares and thereafter as capital gain.

The dividend will be eligible for the 70% dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. To be eligible for this dividends received deduction, a corporation must hold the Depositary Shares for more than 45 days during the 91-day period that begins 45 days before the Series J Preferred Stock becomes ex-dividend with respect to such dividend and must meet certain other requirements. Corporate holders should consider the effects of Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as preferred stock. Corporate holders should also consider the effect of Section 1059 of the Code, which, under certain circumstances (described below), requires you to reduce the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” that is eligible for the dividend-received deduction. To the extent such portion of the extraordinary dividend exceeds your basis in the preferred stock, you will be required to treat as gain from the sale of such stock. You will be required to make this reduction in basis (or recognition of gain) if you have not held your stock for more than two years before the earliest of the date the extraordinary dividend is declared, announced, or agreed. An “extraordinary dividend” on the preferred stock generally is a dividend that either (i) equals or exceeds 5% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend, or (ii) exceeds 20% of the corporate shareholder’s adjusted tax basis in the preferred stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend. In determining whether a dividend paid on the preferred stock is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the company, regardless of the stockholder’s holding period and regardless of the size of the dividend.

Taxation of Capital Gain

If you are a U.S. holder and you sell or otherwise dispose of your Depositary Shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in Depositary Shares. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Redemptions

A redemption of Depositary Shares for cash will be treated as a distribution taxable as a dividend unless an applicable exception applies, in which case it will be treated as a sale or exchange of the redeemed shares taxable as described under the caption “—Taxation of Capital Gain” above.

The redemption will be treated as a sale or exchange if it (1) results in a “complete termination” of a U.S. holder’s interest in our stock or (2) is not “essentially equivalent to a dividend” with respect to a U.S. holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by a U.S. holder by reason of certain constructive ownership rules, as well as shares actually owned by such holder, must generally be taken into account. If a particular U.S. holder of Depositary Shares does not own (actually or constructively) any additional stock, or owns only an insubstantial percentage of our outstanding stock, and does not participate in our control or management, a redemption of the Depositary Shares of such holder will generally qualify for sale or exchange treatment. However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder of the Depositary Shares depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. holders of the Depositary Shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of Depositary Shares is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Taxation of Dividends” above.

Non-U.S. Holders

Taxation of Dividends

Except as described below, if you are a non-U.S. holder of Series J Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gain

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of preferred stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the preferred stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Series J Preferred Stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Series J Preferred Stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of dividends and other distributions in respect of your Depositary Shares. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds from the sale or redemption of your Depositary Shares. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement, dated December 18, 2007, with respect to the Depositary Shares. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Depositary Shares indicated in the following table.

Underwriters	Number of Depositary Shares
Wachovia Capital Markets, LLC	14,720,000
Citigroup Global Markets Inc.	14,720,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	14,720,000
Morgan Stanley & Co. Incorporated	14,720,000
UBS Securities LLC	14,720,000
Banc of America Securities LLC	400,000
Barclays Capital Inc.	400,000
Cabrera Capital Markets, LLC	400,000
Deutsche Bank Securities Inc.	400,000
Fifth Third Securities, Inc.	400,000
Goldman, Sachs & Co.	400,000
Greenwich Capital Markets, Inc.	400,000
ING Financial Markets LLC	400,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	400,000
Lehman Brothers Inc.	400,000
NatCity Investments, Inc.	400,000
RBC Dain Rauscher Inc.	400,000
Samuel A. Ramirez & Company, Inc.	400,000
Sandler O’Neill & Partners, L.P.	400,000
The Williams Capital Group, L.P.	400,000
Wells Fargo Securities, LLC	400,000

Total	80,000,000

The underwriters are committed to take and pay for all of the Depositary Shares being offered, if any are taken.

If the underwriters sell more Depositary Shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 12,000,000 Depositary Shares from Wachovia to cover such sales. They may exercise that option for 30 days. If any Depositary Shares are purchased pursuant to this option, the underwriters will severally purchase Depositary Shares in approximately the same proportion as set forth in the table above.

The Depositary Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Depositary Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $0.50 per Depositary Share; provided, however, that such concession for sales to institutions will not be in excess of $0.30 per Depository Share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.45 per Depository Share to brokers and dealers. After the Depositary Shares are released for sale in the public, the offering prices and other selling terms may from time to time be varied by the underwriters.

The underwriters intend to offer the Depositary Shares for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Depositary Shares for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Prior to this offering, there has been no public market for the Depositary Shares being offered. Wachovia intends to apply to list the Depositary Shares on the New York Stock Exchange. If approved, Wachovia expects trading of the Depositary Shares on the New York Stock Exchange to begin within the 30-day period after the original issue date.

In connection with this offering, the underwriters may purchase and sell the Depositary Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Depositary Shares from the Trust in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Depositary Shares or purchasing Depositary Shares in the open market. In determining the source of Depositary Shares to close out the covered short position, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market as compared to the price at which they may purchase additional Depositary Shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Depositary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of Depositary Shares made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased Depositary Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Depositary Shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Depositary Shares. As a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (“FSMA,”) received by it in connection with the issue or sale of Depositary Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Wachovia; and

(b) it has complied, and will comply, with all applicable provisions of the FSMA with respect to anything done by it in relation to Depositary Shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State,’’) each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date’’) it has not made and will not make an offer of Depositary Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Depositary Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Depositary Shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by Wachovia of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Depositary Shares to the public” in relation to any Depositary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Depositary Shares, as the same may be varied in that Relevant Member State by any measure implementing the “Prospectus Directive” in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Depositary Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Depositary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The Depositary Shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Depositary Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Depositary Shares have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Depositary Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Wachovia estimates that its total out-of-pocket expenses, excluding underwriting commissions, will be approximately $300,000.

Wachovia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Wachovia Capital Markets, LLC is an indirect, wholly owned subsidiary of Wachovia. Wachovia conducts its retail brokerage, investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries, including Wachovia Capital Markets, LLC, under the trade name “Wachovia Securities.” Any reference in this prospectus supplement to “Wachovia Securities” means Wachovia Capital Markets, LLC and not Wachovia Securities, LLC, unless otherwise mentioned or unless the context requires otherwise.

This prospectus supplement may be used by Wachovia Securities or any other Wachovia affiliate in connection with offers and sales related to market-making or other transactions in the Depositary Shares. Wachovia Securities or any other Wachovia affiliate may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No FINRA member participating in offers and sales will execute a transaction in the Depositary Shares in a discretionary amount without the prior specific written approval of such member’s customer. Any offerings of Depositary Shares will be conducted in accordance with the provisions of Rule 2810 of the FINRA Rules of Fair Conduct or any successor provision.

In compliance with guidelines of the FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement. It is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

From time to time, the underwriters engage in transactions with Wachovia in the ordinary course of business. The underwriters have performed investment banking services for it in the last two years and have received fees for these services.

VALIDITY OF SECURITIES

The validity of the Series J Preferred Stock will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Deputy General Counsel of Wachovia, and the validity of the Series J Preferred Stock and the Depositary Shares will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock.

EXPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included in Wachovia’s 2006 Annual Report, which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2006, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2006 consolidated financial statements of Wachovia Corporation refers to the fact that Wachovia Corporation changed its method of accounting for mortgage servicing rights, stock-based compensation and pension and other postretirement plans in 2006.

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

(704) 374-6565

WACHOVIA CORPORATION

$22,265,000,000

COMMON STOCK

PREFERRED STOCK

CLASS A PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “WB”.

These securities have not been approved or disapproved by the SEC, any state securities commission or the Commissioner of Insurance of the state of North Carolina nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency and may involve investment risks.

This prospectus is dated June 15, 2005

A BOUT THIS PROSPECTUS

General

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $22,265,000,000.

We may offer the following securities from time to time:

•	common stock;

•	preferred stock;

•	Class A preferred stock;

•	depositary shares;

•	debt securities; and

•	warrants.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including Wachovia Capital Markets, LLC, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale. Wachovia Capital Markets, LLC and Wachovia Securities, LLC, another of our subsidiaries, each conduct business under the name “Wachovia Securities”. Any reference in this prospectus to “Wachovia Securities” means Wachovia Capital Markets, LLC, unless otherwise mentioned or unless the context requires otherwise.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Wachovia”, “we”, “us”, “our”, or similar references mean Wachovia Corporation and its subsidiaries.

Debt Securities

Offers and sales of the debt securities are subject to restrictions in the United Kingdom. The distribution of this prospectus and the offering of the debt securities in certain other jurisdictions may also be restricted by law. This prospectus does not constitute an offer of, or an invitation on Wachovia’s behalf or on behalf of the underwriters or any of them to subscribe to or purchase, any of the debt securities. This prospectus may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. Please refer to the section entitled “Plan of Distribution”.

As long as the debt securities are listed on the Luxembourg Stock Exchange, a supplemental prospectus will be prepared and filed with the Luxembourg Stock Exchange in the event of a material change in the financial condition of Wachovia that is not reflected in this prospectus, for the use in connection with any subsequent issue of debt securities to be listed on the Luxembourg Stock Exchange. As long as the debt securities are listed on the Luxembourg Stock Exchange, if the terms and conditions of the debt securities are modified or amended in a manner which would make this prospectus materially inaccurate or misleading, a new prospectus or supplemental prospectus will be prepared.

Wachovia accepts responsibility for the information contained in this prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss no matter how arising from or in reliance upon the whole or any part of the contents of this prospectus.

W HERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. In addition, our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until the offering of securities by means of this prospectus is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2005; and

•	Current Report on Form 8-K dated January 5, 2005, January 19, 2005, April 15, 2005 and May 2, 2005.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Corporate Relations

Wachovia Corporation

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288-0206

(704) 374-6782

As long as the debt securities are listed on the Luxembourg Stock Exchange, you may also obtain documents incorporated by reference in this prospectus free of charge from the Luxembourg Listing Agent or the Luxembourg Paying Agent and Transfer Agent.

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

F ORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements”. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

W ACHOVIA CORPORATION

Wachovia was incorporated under the laws of North Carolina in 1967. We are registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended, and are supervised and regulated by the Board of Governors of the Federal Reserve System. Our banking and securities subsidiaries are supervised and regulated by various federal and state banking and securities regulatory authorities. On September 1, 2001, the former Wachovia Corporation merged with and into First Union Corporation, and First Union Corporation changed its name to “Wachovia Corporation”.

In addition to North Carolina, Wachovia’s full-service banking subsidiaries operate in Alabama, Connecticut, Delaware, Florida, Georgia, Maryland, Mississippi, New Jersey, New York, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and Washington, D.C. These full-service banking subsidiaries provide a wide range of commercial and retail banking and trust services. Wachovia also provides various other financial services, including mortgage banking, home equity lending, leasing, investment banking, insurance and securities brokerage services through other subsidiaries.

In 1985, the Supreme Court upheld regional interstate banking legislation. Since then, Wachovia has concentrated its efforts on building a large regional banking organization in what it perceives to be some of the better banking markets in the eastern United States. Since November 1985, Wachovia has completed over 100 banking-related acquisitions.

Wachovia continually evaluates its business operations and organizational structures to ensure they are aligned closely with its goal of maximizing performance in its core business lines, Capital Management, Wealth Management, the General Bank and Corporate and Investment Banking. When consistent with our overall business strategy, we may consider the disposition of certain of our assets, branches, subsidiaries or lines of business. We continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected.

Wachovia is a separate and distinct legal entity from its banking and other subsidiaries. Dividends received from our subsidiaries are our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

U SE OF PROCEEDS

Wachovia currently intends to use the net proceeds from the sale of any securities for general corporate purposes, which may include

•	reducing debt

•	investments at the holding company level

•	investing in, or extending credit to, our operating subsidiaries

•	possible acquisitions

•	stock repurchases and

•	other purposes as mentioned in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

C ONSOLIDATED EARNINGS RATIOS

The following table provides Wachovia’s consolidated ratios of earnings to fixed charges and preferred stock dividends:

	Three Months Ended March 31,		Years Ended December 31,
	2005		2004	2003	2002	2001	2000
Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	3.31	x	3.83	3.63	2.91	1.61	1.13
Including interest on deposits	2.16	x	2.37	2.30	1.79	1.27	1.06

For purposes of computing these ratios

•	earnings represent income from continuing operations before extraordinary items and cumulative effect of a change in accounting principles, plus income taxes and fixed charges (excluding capitalized interest);

•	fixed charges, excluding interest on deposits, represent interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs; and

•	fixed charges, including interest on deposits, represent all interest (including capitalized interest), one-third of rents and all amortization of debt issuance costs.

One-third of rents is used because it is the proportion deemed representative of the interest factor.

S ELECTED CONSOLIDATED CONDENSED FINANCIAL DATA

The following is selected unaudited consolidated condensed financial information for Wachovia for the three months ended March 31, 2005, and the year ended December 31, 2004. The summary below should be read in conjunction with the consolidated financial statements of Wachovia, and the related notes thereto, and the other detailed information contained in Wachovia’s 2005 First Quarter Report on Form 10-Q and in Wachovia’s 2004 Annual Report on Form 10-K.

(In millions, except per share data)	Three Months Ended March 31, 2005	Year Ended December 31, 2004
CONSOLIDATED CONDENSED SUMMARIES OF INCOME
Interest income	$5,453	17,288
Interest expense	2,040	5,327

Net interest income	3,413	11,961
Provision for credit losses	36	257

Net interest income after provision for credit losses	3,377	11,704
Securities losses	(2)	(10)
Fee and other income	2,997	10,789
Merger-related and restructuring expenses	61	444
Other noninterest expense	3,811	14,222
Minority interest in income of consolidated subsidiaries	64	184

Income before income taxes	2,436	7,633
Income taxes	815	2,419

Net income	$1,621	5,214

PER COMMON SHARE DATA
Basic earnings	$1.03	3.87
Diluted earnings	1.01	3.81
Cash dividends	$0.46	1.66
Average common shares—Basic	1,571	1,346
Average common shares—Diluted	1,603	1,370

CONSOLIDATED CONDENSED PERIOD-END BALANCE SHEET
Cash and cash equivalents	$38,227	38,591
Trading account assets	47,149	45,932
Securities	116,731	110,597
Loans, net of unearned income	227,266	223,840
Allowance for loan losses	(2,732)	(2,757)

Loans, net	224,534	221,083

Loans held for sale	14,173	12,988
Goodwill	21,635	21,526
Other intangible assets	1,428	1,581
Other assets	42,956	41,026

Total assets	$506,833	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	297,657	295,053
Short-term borrowings	73,401	63,406
Trading account liabilities	22,418	21,709
Other liabilities	16,147	16,262
Long-term debt	47,932	46,759

Total liabilities	457,555	443,189
Minority interest in net assets of consolidated subsidiaries	2,811	2,818
Stockholders’ equity	46,467	47,317

Total liabilities and stockholders’ equity	$506,833	493,324

C APITALIZATION

The following table sets forth the unaudited capitalization of Wachovia at March 31, 2005.

(In millions)	March 31, 2005
Long-term Debt
Total long-term debt	$47,932

Stockholders’ Equity
Dividend Equalization Preferred shares, issued 97 million shares	—
Common stock, authorized 3 billion shares, issued 1.576 billion shares	5,255
Paid-in capital	30,976
Retained earnings	10,319
Accumulated other comprehensive income, net	(83)

Total stockholders’ equity	46,467

Total long-term debt and stockholders’ equity	$94,399

As of the date of this prospectus, there has been no material change in the capitalization of Wachovia since March 31, 2005.

R EGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines Wachovia. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to Wachovia, please refer to Wachovia’s annual report on Form 10-K for the fiscal year ended December 31, 2004, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, Wachovia’s earnings are affected by actions of the Federal Reserve Board, the Office of Comptroller of the Currency, that regulates our banking subsidiaries, the Federal Deposit Insurance Corporation, that insures the deposits of our banking subsidiaries within certain limits, and the SEC, that regulates the activities of certain subsidiaries engaged in the securities business.

Wachovia’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on Wachovia’s business.

Depository institutions, like Wachovia’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. Wachovia also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Wachovia’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

D ESCRIPTION OF COMMON STOCK

The following information outlines some of the provisions in Wachovia’s articles of incorporation, bylaws and the North Carolina Business Corporation Act (the “NCBC Act”). This information is qualified in all respects by reference to the provisions of Wachovia’s articles, bylaws and the NCBC Act.

Authorized Common Stock

Wachovia’s authorized common stock consists of 3,000,000,000 shares of common stock, par value $3.33 1/3 per share. As of March 31, 2005, 1,576,428,733 shares of common stock were issued and outstanding. Wachovia’s common stock is listed on the New York Stock Exchange under the symbol “WB”.

General

Subject to the prior rights of any Wachovia preferred stockholder, Class A preferred stockholder and depositary shareholder then outstanding, common stockholders are entitled to receive such dividends as Wachovia’s board of directors may declare out of funds legally available for these payments. In the event of liquidation or dissolution, common stockholders are entitled to receive Wachovia’s net assets remaining after paying all liabilities and after paying all preferred stockholders, Class A preferred stockholders, holders of Wachovia’s Dividend Equalization Preferred shares and depositary shareholders the full preferential amounts to which those holders are entitled.

Under an indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia agreed that it generally will not pay any dividends on, or acquire or make a liquidation payment relating to, any of Wachovia’s common stock, preferred stock and Class A preferred stock, if, at any time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has deferred interest payments on the securities issued under the indenture. In connection with a corporate reorganization of a Wachovia subsidiary, The Money Store LLC, Wachovia agreed that it could declare or pay a dividend on Wachovia common stock only after quarterly distributions of an estimated $1.8 million have been paid in full on The Money Store LLC preferred units for each quarterly period occurring prior to the proposed common stock cash dividend.

Subject to the prior rights of any preferred stockholders, Class A preferred stockholders and depositary shareholders, common stockholders have all voting rights, each share being entitled to one vote on all matters requiring stockholder action and in electing directors. Common stockholders have no preemptive, subscription or conversion rights. All of the outstanding shares of common stock are, and any common stock issued and sold hereunder will be, fully paid and nonassessable.

Wachovia Bank, National Association is the transfer agent, registrar and dividend disbursement agent for the common stock.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the common stock.

Rights Plan

Under Wachovia’s Shareholder Protection Rights Agreement, each outstanding common stock share has a right attached to it. This right remains attached unless a separation time occurs. At separation time, common stockholders will receive separate certificates for these rights. Each right entitles its owner to purchase at separation time one one-hundredth of a share of a participating series of Class A preferred stock for $105. This series of Class A preferred stock would have economic and voting terms similar to those of one common stock share. Separation time would generally occur at the earlier of the following two dates:

•	the tenth business day after any person commences a tender or exchange offer that, if completed, would entitle that person to 10% or more of Wachovia’s outstanding common stock

or

•	the tenth business day after Wachovia publicly announces that a person has acquired beneficial ownership of 10% or more of Wachovia’s outstanding common stock.

These rights will not trade separately from the shares of common stock until the separation time occurs, and may be exercised on the business day immediately after the separation time. The rights will expire at the earliest of:

•	the date on which Wachovia’s board of directors elects to exchange the rights for Wachovia common stock shares as described below

•	the close of business on December 28, 2010, unless extended by our board of directors or

•	the date on which the rights are terminated as described below.

Once Wachovia publicly announces that a person has acquired 10% of Wachovia’s outstanding common stock, Wachovia can allow for rights holders to buy our common stock for half of its market value. For example, Wachovia would sell to each rights holder common stock shares worth $210 for $105 in cash. At the same time, any rights held by the 10% owner or any of its affiliates, associates or transferees will be void. In addition, if Wachovia is acquired in a merger or other business combination after a person has become a 10% owner, the rights held by stockholders would become exercisable to purchase the acquiring company’s common stock for half of its market value.

In the alternative, Wachovia’s board of directors may elect to exchange all of the then outstanding rights for shares of common stock at an exchange ratio of two common stock shares for one right. Upon election of this exchange, a right will no longer be exercisable and will only represent a right to receive two common stock shares.

If Wachovia is required to issue common stock shares upon the exercise of rights, or in exchange for rights, the board may substitute shares of participating Class A preferred stock. The substitution will be at a rate of two one-hundredths of a share of participating Class A preferred stock for each right exchanged.

The rights may be terminated without any payment to holders before their exercise date. The rights have no voting rights and are not entitled to dividends.

The rights will not prevent a takeover of Wachovia. The rights, however, may cause substantial dilution to a person or group that acquires 10% or more of common stock unless Wachovia’s board first terminates the rights. Nevertheless, the rights should not interfere with a transaction that is in Wachovia’s and its stockholders’ best interests because the rights can be terminated by the board before that transaction is completed.

The complete terms of the rights are contained in the Shareholder Protection Rights Agreement. This agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the description above is qualified entirely by that document. A copy of this agreement can be obtained upon written request to Wachovia Bank, National Association, 1525 West W.T. Harris Blvd., Charlotte, North Carolina 28288-1153.

Other Provisions

Wachovia’s articles and bylaws contain various provisions which may discourage or delay attempts to gain control of Wachovia. Wachovia’s articles include provisions

•	classifying the board of directors into three classes, each class to serve for three years, with one class elected annually

•	authorizing the board of directors to fix the size of the board between nine and 30 directors

•	authorizing directors to fill vacancies on the board occurring between annual stockholder meetings, except that vacancies resulting from a director’s removal by a stockholder vote may only be filled by a stockholder vote

•	providing that directors may be removed only for a valid reason and only by majority vote of shares entitled to vote in electing directors, voting as a single class

•	authorizing only the board of directors, Wachovia’s Chairman or President to call a special meeting of stockholders, except for special meetings called under special circumstances for classes or series of stock ranking superior to common stock and

•	requiring an 80% stockholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.

Wachovia’s bylaws include specific conditions under which business may be transacted at annual stockholders’ meetings, and persons may be nominated for election as Wachovia directors at annual stockholders’ meetings.

The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

•	within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as Wachovia, would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of the outstanding common stock of Wachovia. If the acquiror is a bank holding company, this approval is required before acquiring 5% of the outstanding common stock. Obtaining “control” over Wachovia would also require Federal Reserve Board prior approval. “Control” generally means

•	the ownership or control of 25% or more of a bank holding company voting securities class,

•	the ability to elect a majority of the bank holding company’s directors, or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.

Two North Carolina shareholder protection statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by these statutes. Wachovia elected not to be covered by these statutes.

In addition, in certain instances the ability of Wachovia’s board to issue authorized but unissued shares of common stock, preferred stock or Class A preferred stock may have an anti-takeover effect.

Existence of the above provisions could result in Wachovia being less attractive to a potential acquiror, or result in Wachovia stockholders receiving less for their shares of common stock than otherwise might be available if there is a takeover attempt.

D ESCRIPTION OF PREFERRED STOCK AND CLASS A PREFERRED STOCK

The following information outlines some of the provisions of the preferred stock and the Class A preferred stock. This information may not be complete in all respects and is qualified entirely by reference to Wachovia’s articles, as amended with respect to each series of preferred stock or Class A preferred stock. Our articles are, and any amendments to the articles will be, incorporated by reference in the registration statement of which this prospectus is a part for the issuance of any series of preferred stock or Class A preferred stock. This information relates to terms and conditions that apply to the preferred stock as a class and the Class A preferred stock as a class. The specific terms of any series of preferred stock or Class A preferred stock will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms described below.

Authorized Preferred Stock

Wachovia’s authorized preferred stock consists of 10,000,000 shares of preferred stock, no-par value, and 40,000,000 shares of Class A preferred stock, no-par value and 500,000,000 Dividend Equalization Preferred shares, no par value. As of March 31, 2005, no shares of preferred stock and no shares of Class A preferred stock were issued and outstanding, and approximately 97 million Dividend Equalization Preferred shares were issued and outstanding in connection with the merger of the former Wachovia Corporation and First Union Corporation. The Dividend Equalization Preferred shares are not being offered by this prospectus.

General

Under Wachovia’s articles, the preferred stock and the Class A preferred stock may be issued from time to time in one or more series, upon board authorization and without stockholder approval. Within certain legal limits, the board is authorized to determine the

•	voting powers

•	designation

•	preferences and relative, participating, optional or other rights

•	qualifications, limitations or restrictions, including any

•	dividend rights

•	conversion rights

•	exchange rights

•	redemption rights

•	liquidation preferences

•	voting rights and

•	the designation and number of shares and the terms and conditions of their issuance of any series of preferred stock or Class A preferred stock. Thus, the board, without stockholder approval, could authorize preferred stock or Class A preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common stockholders or other outstanding series of preferred stock or Class A preferred stock.

Each series of preferred stock or Class A preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock or Class A preferred stock. The relevant prospectus supplement will describe the following terms of the series of preferred stock or Class A preferred stock in respect of which this prospectus is being delivered

•	the designation of that series and the number of shares offered

•	the amount of the liquidation preference per share or the method of calculating that amount

•	the initial public offering price at which shares of that series will be issued

•	the dividend rate or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate

•	the dates the preferred stock become subject to redemption at our option, and any redemption terms

•	any redemption or sinking fund provisions

•	any conversion or exchange rights

•	any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions

•	any securities exchange listing

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of Wachovia and

•	any other terms of that series.

Under the indenture between Wachovia and Wilmington Trust Company, as trustee, Wachovia agreed that it generally will not pay any dividends on, or acquire or make a liquidation payment relating to, any of Wachovia’s common stock, preferred stock and Class A preferred stock, if, at any time, there is a default under the indenture or a related Wachovia guarantee or Wachovia has delayed interest payments on the securities issued under the indenture.

Shares of preferred stock and Class A preferred stock, when issued against full payment of their purchase price, will be fully paid and nonassessable. The liquidation preference of any series of preferred stock or Class A preferred stock does not necessarily indicate the price at which shares of that series of preferred stock or Class A preferred stock will actually trade on or after the issue date.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the preferred stock.

Rank

Each series of preferred stock and Class A preferred stock will, with respect to dividend rights and rights upon Wachovia’s liquidation, dissolution or winding up, rank prior or superior to common stock. All shares of each series of preferred stock will be of equal rank with each other. Shares of Class A preferred stock will rank equal or junior to, but not prior or superior to, any series of preferred stock. Subject to the foregoing and the terms of any particular Class A preferred stock series, Class A preferred stock series may vary as to priority within that class.

Dividends

Holders of each series of preferred stock and Class A preferred stock will be entitled to receive, when, as and if Wachovia’s board declares, cash dividends, payable at the dates and at the rates per share as described in the relevant prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or noncumulative, as described in the relevant prospectus supplement. If dividends on a series of preferred stock or Class A preferred stock are noncumulative and if Wachovia’s board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock or Class A preferred stock will have no right to receive a dividend for that dividend period, and Wachovia will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock or Class A preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the relevant prospectus supplement.

No full dividends may be paid on any series of preferred stock or Class A preferred stock ranking as to dividends equal or junior to the series of preferred stock or Class A preferred stock offered by the relevant prospectus supplement for any period unless full dividends for the immediately preceding dividend period on that offered stock, including any accumulation of unpaid dividends, if dividends on such offered stock are cumulative, are paid. When dividends are not paid in full upon such offered stock and any other parity stock, dividends upon that stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the offered stock, including any accumulated unpaid dividends, if dividends on such offered stock are cumulative, and accrued dividends, including any accumulations on such parity stock, bear to each other. No interest will be payable in respect of any dividend payment on such offered stock that may be in arrears. Unless full dividends on the offered stock have been paid for the immediately preceding dividend period, including any accumulated dividends, if dividends on such offered stock are cumulative

•	no cash dividend or distribution (other than in junior stock) may be paid on junior stock (including common stock)

•	Wachovia may not acquire any junior stock except by conversion into or exchange for junior stock and

•	Wachovia may not acquire any parity stock otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the offered stock and such parity stock, except by conversion into or exchange for junior stock.

Any dividend payment made on a preferred stock or Class A preferred stock series will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series that remains payable.

Redemption

The terms on which any series of preferred stock or Class A preferred stock may be redeemed will be in the relevant prospectus supplement. All shares of preferred stock or Class A preferred stock Wachovia redeems, purchases or acquires, including shares surrendered for conversion or exchange, shall be cancelled and restored to the status of authorized but unissued shares of preferred stock or Class A preferred stock, as the case may be, undesignated as to series.

Liquidation

In the event of Wachovia’s voluntary or involuntary liquidation, dissolution or winding up, preferred stockholders or Class A preferred stockholders will be entitled, subject to creditors’ rights, but before any distribution to common stockholders or any other junior stock, to receive a liquidating distribution in the amount of the liquidation preference per share as mentioned in the relevant prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock or Class A preferred stock are cumulative. If the amounts available for distribution upon Wachovia’s liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock or Class A preferred stock and all stock ranking equal to that preferred stock or Class A preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock or Class A preferred stock will not be entitled to any further participation in any distribution of Wachovia’s assets.

Voting

The voting rights of preferred stock or Class A preferred stock of any series will be described in the relevant prospectus supplement. The shares of any series of preferred stock having voting rights may not have more than one vote per share. The shares of any series of Class A preferred stock having voting rights shall have the number of votes per share, which may be more or less than one, as are specified in the amendment to Wachovia’s articles with respect to that series and in the relevant prospectus supplement.

The NCBC Act provides that, regardless of whether a class or series of shares is granted voting rights by the terms of Wachovia’s articles, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to Wachovia’s articles and certain other fundamental changes to Wachovia that directly affect that class or series.

Under Federal Reserve Board regulations, if the holders of any series of preferred stock or Class A preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over Wachovia) may then be subject to regulation as a bank holding company. In addition, in that event

•	any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of any series of preferred stock or Class A preferred stock and

•	any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act to acquire 10% or more of that series of preferred stock or Class A preferred stock.

Conversion or Exchange

The terms on which preferred stock or Class A preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the relevant prospectus supplement.

Other Rights

The shares of a series of preferred stock or Class A preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the relevant prospectus supplement, Wachovia’s articles, or as otherwise required by law. The holders of preferred stock and Class A preferred stock will not have any preemptive rights to subscribe to any Wachovia securities.

Title

Wachovia, the transfer agent and registrar for a series of preferred stock or Class A preferred stock, and any of their agents may treat the registered owner of that preferred stock or Class A preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock or Class A preferred stock shall be overdue and despite any notice to the contrary, for any purpose. See also “Global Securities”.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for each series of preferred stock or Class A preferred stock will be named in the relevant prospectus supplement.

D ESCRIPTION OF DEPOSITARY SHARES

The following information outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock or Class A preferred stock. The specific terms of any series of depositary shares will be described in the relevant prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

Wachovia may elect to offer fractional interests in shares of preferred stock or Class A preferred stock, instead of whole shares of preferred stock or Class A preferred stock. If so, Wachovia will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest as described in the relevant prospectus supplement, of a share of preferred stock or Class A preferred stock.

The shares of the preferred stock or the Class A preferred stock series underlying any depositary shares will be deposited under a separate deposit agreement between Wachovia and a bank or trust company acting as depositary with respect to that series. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The relevant prospectus supplement relating to a series of depositary shares will mention the name and address of the depositary. Under the relevant deposit agreement, each owner of a depositary share will be entitled, in proportion to its fractional interest in a share of the preferred stock or the Class A preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock or Class A preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the relevant deposit agreement.

Pending the preparation of definitive engraved depositary receipts, a depositary may, upon Wachovia’s order, issue temporary depositary receipts substantially identical to and entitling their holders to all the rights pertaining to the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and the temporary depositary receipts will be exchangeable for definitive depositary receipts at Wachovia’s expense.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock or the Class A preferred stock to the record depositary shareholders based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with Wachovia’s approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights Wachovia offers to preferred stockholders or the Class A preferred stockholders of the relevant series will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related preferred stock series or Class A preferred stock series and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related preferred stock series or Class A preferred stock series on the basis described in the relevant prospectus supplement, but holders of those whole preferred stock shares or Class A preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related preferred stock series or Class A preferred stock series to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess depositary share number.

Redemption; Liquidation

The terms on which the depositary shares relating to the preferred stock or the Class A preferred stock of any series may be redeemed, and any amounts distributable upon Wachovia’s liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Conversion and Exchange

If any series of preferred stock or Class A preferred stock is subject to conversion or exchange, the rights or obligations of each record holder of depositary shares to convert or exchange the depositary shares will be described in the relevant prospectus supplement.

Voting

Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying preferred stock, which customarily have limited voting rights. Upon receiving notice of any meeting at which preferred stockholders or Class A preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock or Class A preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock or Class A preferred stock underlying that holder’s depositary shares. The depositary will vote the preferred stock shares or Class A preferred stock shares underlying those depositary shares according to those instructions, and Wachovia will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to such preferred stock or Class A preferred stock, it will abstain from voting those preferred stock shares or Class A preferred stock shares, unless otherwise mentioned in the relevant prospectus supplement.

Amendment and Termination of Depositary Agreement

The depositary receipt form evidencing the depositary shares and the relevant deposit agreement may be amended by Wachovia and the depositary. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. Wachovia or the depositary may terminate a deposit agreement only if

•	Wachovia has redeemed or reacquired all outstanding depositary shares relating to the deposit agreement

•	all preferred stock or Class A preferred stock of the relevant series has been withdrawn or

•	there has been a final distribution in respect of the preferred stock or the Class A preferred stock of the relevant series in connection with Wachovia’s liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

Wachovia will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock or the Class A preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts. The depository may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges, with respect to the depositary receipt or preferred stock are paid by their holders.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all Wachovia reports and communications that Wachovia is required to furnish to preferred stockholders or Class A preferred stockholders of the relevant series.

Neither any depositary nor Wachovia will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of Wachovia and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, preferred stock or Class A preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock or Class A preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

Wachovia, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Global Securities”.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to Wachovia notice of its election, and Wachovia may remove a depositary, and resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must

•	be appointed within 60 days after delivery of the notice of resignation or removal

•	be a bank or trust company having its principal office in the United States and

•	have combined capital and surplus of at least $50,000,000.

D ESCRIPTION OF DEBT SECURITIES

General

The following information outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects, and is qualified entirely by reference to the indenture under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to certain terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the relevant prospectus supplement. As you read this section, please remember that the specific terms of the debt securities will supplement and, if applicable, may modify or replace the general terms described in this section. If your prospectus supplement is inconsistent with this prospectus, your prospectus supplement will control with regard to that debt security. Thus, the statements we make in this section may not apply to your debt security.

Senior debt securities will be issued under an indenture, dated as of April 1, 1983, as amended and supplemented, between Wachovia and JPMorgan Chase Bank, National Association (formerly known as The Chase Manhattan Bank), as trustee. Subordinated debt securities will be issued under an indenture, dated as of March 15, 1986, as amended, and supplemented, between Wachovia and J.P. Morgan Trust Company, National Association (formerly known as Bank One Trust Company, N.A.), as trustee. Each of the senior and the subordinated debt securities constitutes a single series of debt securities of Wachovia issued under the senior and the subordinated indenture, respectively. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. The term “debt securities,” as used in this prospectus, refers to all debt securities issued and issuable from time to time under the relevant indenture. The indentures are subject to, and governed by, the Trust Indenture Act of 1939, as amended. These indentures are more fully described below in this section. Whenever we refer to specific provisions or defined terms in one or both of the indentures, those provisions or defined terms are incorporated in this prospectus by reference. Section references used in this discussion are references to the relevant indenture. Capitalized terms which are not otherwise defined shall have the meaning given to them in the relevant indenture. As long as the debt securities are listed on the Luxembourg Stock Exchange, the indentures will be available for inspection at the offices of the Luxembourg Listing Agent and Luxembourg Paying Agent and Transfer Agent.

The debt securities will be limited to an aggregate initial offering price of $22,265,000,000, or at Wachovia’s option if so specified in the relevant prospectus supplement, the equivalent of this amount in any other currency or currency unit, and will be Wachovia’s direct, unsecured obligations. The debt securities will not be deposits or other bank obligations and will not be FDIC insured.

The indentures do not limit the aggregate principal amount of debt securities or of any particular series of debt securities which may be issued under the indentures and provide that these debt securities may be issued at various times in one or more series, in each case with the same or various maturities, at par or at a discount. (Section 301) The indentures provide that there may be more than one trustee under the indentures with respect to different series of debt securities. As of March 31, 2005, $16.0 billion aggregate principal amount of senior debt securities was outstanding under the senior indenture. The senior trustee is trustee for such series. As of March 31, 2005, $31.9 billion aggregate principal amount of subordinated debt securities was outstanding under the subordinated indenture. The subordinated trustee is trustee for such series.

The indentures do not limit the amount of other debt that Wachovia may issue and do not contain financial or similar restrictive covenants. As of March 31, 2005, Wachovia had an aggregate of $27.4 billion of short-term senior indebtedness outstanding which consisted primarily of commercial paper. Wachovia expects from time to time to incur additional senior indebtedness and Other Financial Obligations (as defined below). The indentures do not prohibit or limit additional senior indebtedness or Other Financial Obligations.

Because Wachovia is a holding company and a legal entity separate and distinct from its subsidiaries, Wachovia’s rights to participate in any distribution of assets of any subsidiary upon its liquidation, reorganization or otherwise, and the holders of debt securities’ ability to benefit indirectly from such distribution, would be subject to prior creditors’ claims, except to the extent that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia’s subsidiary banks by creditors other than Wachovia include long-term debt and substantial obligations with respect to deposit liabilities and federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations. The indentures do not contain any covenants designed to afford holders of debt securities protection in the event of a highly leveraged transaction involving Wachovia.

As long as the debt securities are listed on the Luxembourg Stock Exchange, all prospectus supplements related to listed debt securities will be available at the offices of the Luxembourg Listing Agent and Luxembourg Paying Agent and Transfer Agent.

The following information relating to the debt securities will be described in the relevant prospectus supplement

•	the title of the debt securities

•	whether the debt securities are senior debt securities or subordinated debt securities

•	any limit upon the aggregate principal amount of the debt securities and the percentage of such principal amount at which they may be issued

•	the date on which the principal of the debt securities must be paid

•	the interest rates per annum of the debt securities, the method of determining these rates, the dates from which the interest will accrue, the interest payment dates, the regular record date for the interest payable on any interest payment date, the person to whom any payment must be made, if other than the person in whose name that debt security is registered on the regular record date for such interest, and the payment method of any interest payable on a global debt security on an interest payment date

•	if other than the location specified in this prospectus, the place where any principal, premium or interest on the debt securities must be paid

•	any redemption and any mandatory or optional sinking fund provisions

•	any repayment provision

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which the debt securities shall be issued

•	if other than the principal amount, the portion of the debt securities’ principal amount which shall be payable upon an acceleration of their maturity

•	the currency or currency unit of payment of principal, premium, if any, and interest on the debt securities, and any index used to determine the amount of payment of principal, premium, if any, and interest on these debt securities

•	whether the debt securities will be issued in permanent global form and, in such case, the initial depositary and the circumstances under which such permanent global debt security may be exchanged

•	whether the subordination provisions summarized below or other subordination provisions, including a different definition of “senior indebtedness”, “Entitled Persons”, “Existing Subordinated Indebtedness” or “Other Financial Obligations” shall apply to the debt securities

•	the terms and conditions of any obligation or right of Wachovia or a holder to convert or exchange subordinated debt securities into other securities and

•	any other key aspects of the debt securities not specified in this prospectus. (Section 301)

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the debt securities.

Unless otherwise described in the relevant prospectus supplement, principal, premium, and interest, if any, on the debt securities will be payable, and the debt securities will be transferable, at the Corporate Trust Office of Wachovia Bank, National Association in Charlotte, North Carolina or, for so long as the debt securities are listed on the Luxembourg Stock Exchange, at the offices of the Luxembourg Paying Agent and Transfer Agent, except that interest may be paid at Wachovia’s option by check mailed to the address of the holder entitled to it as it appears on the security register. (Sections 301, 305 and 1002)

Unless otherwise described in the relevant prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiples of $1,000. (Section 302) The indentures provide that debt securities of any series may be issued in permanent global form (Section 301) and, unless otherwise described in the relevant prospectus supplement, debt securities will be issued in permanent global form. See “Global Securities”. No service charge will be made for any registration of transfer or exchange of the debt securities, but Wachovia may require payment to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 305)

Both senior debt securities and subordinated debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations that apply to any original issue discount securities will be described in the relevant prospectus supplement. The term “original issue discount security” means any security which provides for an amount less than its principal amount to be due and payable upon the acceleration of its maturity in accordance with the related indenture. (Section 101)

We refer to the relevant prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon a continuing event of default.

No Sinking Fund

Unless stated otherwise in the prospectus supplement, our debt securities will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the debt securities.

Redemption

The prospectus supplement will indicate whether we may redeem the debt securities prior to their maturity date. If we may redeem the debt securities prior to maturity, the prospectus supplement will indicate the redemption price and the method for redemption as well as any other applicable redemption terms.

Repayment

The prospectus supplement will indicate whether the debt securities can be repaid at the holder’s option prior to their maturity date. If the debt securities may be repaid prior to maturity, the prospectus supplement will indicate our cost to repay the debt securities and the procedure for repayment as well as any other applicable repayment terms.

Repurchase

We, or our affiliates, may repurchase debt securities from investors who are willing to sell them from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. We, or our affiliates, have the discretion to hold or resell any repurchased debt securities. We also have the discretion to cancel any repurchased debt securities.

Reopenings

We have the ability to “reopen” a series of our debt securities. This means that we can increase the principal amount of a series of our debt securities by selling additional debt securities with the same terms. We may do so without notice to the existing holders of debt securities of that series. However, any new debt securities of this kind may begin to bear interest at a different date and they may be offered or sold at prices that are different from the original offering or sale of the same series of debt securities depending on then- prevailing market conditions.

Subordination of the Subordinated Debt Securities

Wachovia’s obligations to make any payment of the principal and interest on any subordinated debt securities will, to the extent the subordinated indenture specifies, be subordinate and junior in right of payment to all of Wachovia’s senior indebtedness. Unless otherwise specified in the prospectus supplement relating to a specific series of subordinated debt securities, Wachovia’s “senior indebtedness” is defined in the subordinated indenture to mean the principal of, premium and interest, if any, on

•	all Wachovia indebtedness for money borrowed, including indebtedness Wachovia guarantees, other than the subordinated debt securities, whether outstanding on the date of execution of the indenture or incurred afterward, except

•	any obligations on account of Existing Subordinated Indebtedness and

•	indebtedness as is by its terms expressly stated to be not superior in payment right to the subordinated debt securities or to rank equal to the subordinated debt securities and

•	any deferrals, renewals or extensions of any such senior indebtedness. (Section 101 of the subordinated indenture)

The payment of the principal and interest on the subordinated debt securities will, to the extent described in the subordinated indenture, be subordinated in payment right to the prior payment of all senior indebtedness. Unless otherwise described in the prospectus supplement relating to the specific series of subordinated debt securities, in certain events of insolvency, the payment of the principal and interest on the subordinated debt securities, other than subordinated debt securities that are also Existing Subordinated Indebtedness, will, to the extent described in the subordinated indenture, also be effectively subordinated in payment right to the prior payment of all Other Financial Obligations. Upon any payment or distribution of assets to creditors under Wachovia’s liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency or similar proceedings, all senior indebtedness holders will be entitled to receive payment in full of all amounts due before the subordinated debt securities holders will be entitled to receive any payment in respect of the principal or interest on their securities. If upon any such payment or asset distribution to creditors, there remains, after giving effect to those subordination provisions in favor of senior indebtedness holders, any amount of cash, property or securities available for payment or distribution in respect of subordinated debt securities (defined in the subordinated indenture as “Excess Proceeds”) and if, at that time, any Entitled Persons (as defined below) in respect of Other Financial Obligations have not received payment of all amounts due on such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay these Other Financial Obligations before any payment may be applied to the subordinated debt securities which are not Existing Subordinated Indebtedness. In the event of the acceleration of the maturity of any subordinated debt securities, all senior indebtedness holders will be entitled to receive payment of all amounts due before the subordinated debt securities holders will be entitled to receive any payment upon the principal of or interest on their subordinated debt securities. (Sections 1403, 1404 and 1413 of the subordinated indenture)

By reason of such subordination in favor of senior indebtedness holders, in the event of insolvency, Wachovia’s creditors who are not senior indebtedness holders or subordinated debt securities holders may recover less, ratably, than senior indebtedness holders and may recover more, ratably, than subordinated debt securities holders. By reason of the obligation of subordinated debt securities holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, Existing Subordinated Indebtedness holders may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the subordinated debt securities holders (other than Existing Subordinated Indebtedness).

Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, “Existing Subordinated Indebtedness” means subordinated debt securities issued under the subordinated indenture prior to November 15, 1992. (Section 101 of the subordinated indenture)

Unless otherwise specified in the prospectus supplement relating to the particular subordinated debt securities series offered by it, “Other Financial Obligations” means all obligations of Wachovia to make payment under the terms of financial instruments, such as

•	securities contracts and foreign currency exchange contracts

•	derivative instruments such as

•	swap agreements (including interest rate and foreign exchange rate swap agreements);

•	cap agreements;

•	floor agreements;

•	collar agreements;

•	interest rate agreements;

•	foreign exchange rate agreements;

•	options;

•	commodity futures contracts;

•	commodity option contracts; and

•	similar financial instruments other than

•	obligations on account of senior indebtedness; and

•	obligations on account of indebtedness for money borrowed ranking equal or subordinate to the subordinated debt securities. (Section 101 of the subordinated indenture)

Unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, “Entitled Persons” means any person who is entitled to payment under the terms of Other Financial Obligations. (Section 101 of the subordinated indenture)

Wachovia’s obligations under the subordinated debt securities shall rank equal in right of payment with each other and with the Existing Subordinated Indebtedness, subject, unless otherwise described in the prospectus supplement relating to a specific series of subordinated debt securities, to the obligations of subordinated debt securities holders (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the subordinated indenture. (Section 1413 of the subordinated indenture)

The relevant prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Conversion or Exchange

If and to the extent mentioned in the relevant prospectus supplement, any subordinated debt securities series may be convertible or exchangeable into other debt securities or common stock, preferred stock, Class A preferred stock or depositary shares. The specific terms on which any subordinated debt securities series may be so converted or exchanged will be described in the relevant prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the holder’s option or at Wachovia’s option, in which case the amount or number of securities the subordinated debt securities holders would receive would be calculated at the time and manner described in the relevant prospectus supplement.

Defaults

The Senior Indenture

The senior indenture defines an “event of default” as

•	default in any principal or premium payment on any senior debt security of that series at maturity;

•	default for 30 days in interest payment of any senior debt security of that series;

•	failure to deposit any sinking fund payment when due in respect of that series;

•	Wachovia’s failure for 60 days after notice in performing any other covenants or warranties in the senior indenture (other than a covenant or warranty solely for the benefit of other senior debt securities series);

•	failure to pay when due any Wachovia indebtedness or Wachovia Bank, National Association indebtedness in excess of $5,000,000, or maturity acceleration of any indebtedness exceeding that amount if acceleration results from a default under the instrument giving rise to that indebtedness and is not annulled within 30 days after due notice;

•	Wachovia’s or Wachovia Bank, National Association’s bankruptcy, insolvency or reorganization; and

•	any other event of default provided for senior debt securities of that series. (Section 501)

The senior indenture provides that, if any event of default for senior debt securities of any series outstanding occurs and is continuing, either the senior trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the securities of that series are original issue discount securities, such principal amount portion as the terms of that series specify) of all senior debt securities of that series to be due and payable immediately. However, no such declaration is required upon certain bankruptcy events. In addition, upon fulfillment of certain conditions, this declaration may be annulled and past defaults waived by the holders of a majority in principal amount of the outstanding senior debt securities of that series on behalf of all senior debt securities holders of that series. (Sections 502 and 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, senior debt securities holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The senior indenture contains a provision entitling the senior trustee, acting under the required standard of care, to be indemnified by the holders of any outstanding senior debt securities series before proceeding to exercise any right or power under the senior indenture at the holders’ request. (Section 603) The holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee, or exercising any trust or other power conferred on the senior trustee, with respect to the senior debt securities of such series. The senior trustee, however, may decline to act if that direction is contrary to law or the senior indenture or would involve the senior trustee in personal liability. (Section 512)

Wachovia will file annually with the senior trustee a compliance certificate as to all conditions and covenants in the senior indenture. (Section 1007)

The Subordinated Indenture

Subordinated debt securities principal payment may be accelerated only upon an event of default. There is no acceleration right in the case of a default in the payment of interest or principal prior to the maturity date or a default in Wachovia performing any covenants in the subordinated indenture, unless a specific series of subordinated debt securities provide otherwise, which will be described in the relevant prospectus supplement.

The subordinated indenture defines an “event of default” as certain events involving Wachovia’s bankruptcy, insolvency or reorganization and any other event of default provided for the subordinated debt securities of that series. (Section 501) The subordinated indenture defines a “default” to include

•	any event of default;

•	a default in any principal or premium payment of any subordinated debt security of that series at maturity;

•	default in any interest payment when due and continued for 30 days;

•	a default in any required designation of funds as “available funds”; or

•	default in the performance, or breach, of Wachovia’s covenants in the subordinated indenture or in the subordinated debt securities of that series and continued for 90 days after written notice to

•	Wachovia by the subordinated trustee; or

•	Wachovia and the subordinated trustee by the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series. (Section 503)

If an event of default for subordinated debt securities of any series occurs and is continuing, either the subordinated trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may accelerate the maturity of all outstanding subordinated debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive an event of default resulting in acceleration of the subordinated debt securities of such series, but only if all events of default have been remedied and all payments due on the subordinated debt securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502) Subject to subordinated indenture provisions relating to the subordinated trustee’s duties, in case a default shall occur and be continuing, the subordinated trustee will be under no obligation to exercise any of its rights or powers under the subordinated indenture at the holders’ request or direction, unless such holders shall have offered to the subordinated trustee reasonable indemnity. (Section 603) Subject to such indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee. (Section 512) The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may waive any past default under the subordinated indenture with respect to such series, except a default in principal or interest payment or a default of a subordinated indenture covenant which cannot be modified without the consent of each outstanding subordinated debt security holder of the series affected. (Section 513) In the event of Wachovia’s bankruptcy, insolvency or reorganization, subordinated debt securities holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

Wachovia will file annually with the subordinated trustee a compliance certificate as to all conditions and covenants in the subordinated indenture. (Section 1007)

Modification and Waiver

Each indenture may be modified and amended by Wachovia and the relevant trustee. Certain modifications and amendments require the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series issued under that indenture and affected by the modification or amendment. No such modification or amendment may, without the consent of the holder of each outstanding debt security issued under such indenture and affected by it

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding debt security;

•	reduce any principal amount, premium or interest, on any outstanding debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that debt security;

•	change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any outstanding debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the applicable indenture; or

•	modify the above requirements or reduce the percentage of aggregate principal amount of outstanding debt securities of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults. (Section 902)

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive, insofar as that series is concerned, Wachovia’s compliance with certain restrictive provisions of the relevant indenture. (Section 1008) The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of all outstanding debt securities holders of that series waive any past default under the relevant indenture with respect to that series, except a default in the payment of the principal, or premium, if any, or interest on any outstanding debt security of that series or in respect of an indenture covenant which cannot be modified or amended without each outstanding debt security holder consenting. (Section 513)

Certain modifications and amendments of each indenture may be made by Wachovia and the relevant trustee without the outstanding debt securities holders consenting. (Section 901)

Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under that indenture or are present at a meeting of holders of outstanding debt securities for quorum purposes

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of its maturity; and

•	the principal amount of outstanding debt securities denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of that outstanding debt security, of the principal amount of that outstanding debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such outstanding debt security, of the amount determined as provided in the above bullet-point. (Section 101)

Consolidation, Merger and Sale of Assets

The indentures each provide that Wachovia may not consolidate with or merge into any other corporation or transfer its properties and assets substantially as an entirety to any person unless

•	the corporation formed by the consolidation or into which Wachovia is merged, or the person to which Wachovia’s properties and assets are so transferred, shall be a corporation organized and existing under the laws of the U.S., any state or Washington, D.C. and shall expressly assume by supplemental indenture the payment of any principal, premium or interest on the debt securities, and the performance of Wachovia’s other covenants under the relevant indenture;

•	immediately after giving effect to this transaction, no event of default or default, as applicable, and no event which, after notice or lapse of time or both, would become an event of default or default, as applicable, shall have occurred and be continuing; and

•	certain other conditions are met. (Section 801)

Limitation on Disposition of Wachovia Bank, National Association Stock

The indentures each contain Wachovia’s covenant that, so long as any of the debt securities issued under that indenture before August 1, 1990 are outstanding, but subject to Wachovia’s rights in connection with its consolidation with or merger into another corporation or a sale of Wachovia’s assets, it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Wachovia Bank, National Association voting stock, nor will it permit Wachovia Bank, National Association to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Wachovia Bank, National Association voting stock, unless

•	any such sale, assignment, transfer, issuance, grant of a security interest or other disposition is made for fair market value, as determined by Wachovia’s board; and

•	Wachovia will own at least 80% of the issued and outstanding Wachovia Bank, National Association voting stock free and clear of any security interest after giving effect to such transaction. (Section 1006)

The above covenant is not a covenant for the benefit of any series of debt securities issued on or after August 1, 1990.

Restriction on Sale or Issuance of Voting Stock of Major Subsidiary Banks

The indentures each contain Wachovia’s covenant that it will not, and will not permit any subsidiary to, sell, assign, transfer, grant a security interest in, or otherwise dispose of, any shares of voting stock, or any securities convertible into shares of voting stock, of any “Major Subsidiary Bank” (as defined below) or any subsidiary owning, directly or indirectly, any shares of voting stock of any Major Subsidiary Bank and that it will not permit any Major Subsidiary Bank or any subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank to issue any shares of its voting stock or any securities convertible into shares of its voting stock, except for sales, assignments, transfers or other dispositions which

•	are for the purpose of qualifying a person to serve as a director;

•	are for fair market value, as determined by Wachovia’s board, and, after giving effect to such dispositions and to any potential dilution, Wachovia will own not less than 80% of the shares of voting stock of such Major Subsidiary Bank or any such subsidiary owning any shares of voting stock of such Major Subsidiary Bank;

•	are made

•	in compliance with court or regulatory authority order; or

•	in compliance with a condition imposed by any such court or authority permitting Wachovia’s acquisition of any other bank or entity; or

•	in compliance with an undertaking made to such authority in connection with such an acquisition; provided, in the case of the two preceding bullet-points, the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of such Major Subsidiary Bank or such subsidiary owning, directly or indirectly, any shares of voting stock of a Major Subsidiary Bank and its respective consolidated subsidiaries on the date of acquisition; or

•	to Wachovia or any wholly-owned subsidiary.

Despite the above requirements, any Major Subsidiary Bank may be merged into or consolidated with another banking institution organized under U.S. or state law, if after giving effect to that merger or consolidation Wachovia or any wholly-owned subsidiary owns at least 80% of the voting stock of the other banking institution free and clear of any security interest and if, immediately after the merger or consolidation, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 1007) A “Major Subsidiary Bank” is defined in each indenture to mean any subsidiary which is a bank and has total assets equal to 25% or more of Wachovia’s consolidated assets determined on the date of the most recent audited financial statements of these entities. At present, Wachovia’s Major Subsidiary Bank is Wachovia Bank, National Association.

The above covenant is not a covenant for the benefit of any series of debt securities issued before August 1, 1990, or, in the case of subordinated debt securities, issued after November 15, 1992.

Notices, Definitive Debt Securities, Payments and Transfers

Notices to be given to holders of a debt security in global form will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the relevant trustee’s records, and will be deemed given when mailed.

As long as the debt securities are listed on the Luxembourg Stock Exchange and its rules require, we will also give notices to holders by publication in a daily newspaper of general circulation in Luxembourg. We expect that newspaper to be, but it need not be, the Luxemburger Wort. If publication in Luxembourg is not practical, we will make the publication elsewhere in Western Europe. By “daily newspaper” we mean a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. You will be presumed to have received these notices on the date we first publish them. If we are unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impracticable for us to publish the notice, then we or the relevant trustee, acting on our instructions, will give holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

In the event definitive debt securities are issued as described in this prospectus and as long as the debt securities are listed on the Luxembourg Stock Exchange, the holders of those debt securities will be able to receive payments and effect transfers at the offices of Dexia Banque Internationale à Luxembourg, Luxembourg or its successor as paying agent in Luxembourg relating to the debt securities. In the event definitive debt securities are issued as described in this prospectus and as long as the debt securities are listed on the Luxembourg Stock Exchange, if principal or another amount besides interest is due on a debt security at maturity, Wachovia will pay the amount to the holder of the debt security against surrender of the debt security at the offices of Dexia Banque Internationale à Luxembourg or its successor as paying agent in Luxembourg. Each indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Wachovia and the relevant trustee the security or indemnity required by them to save each of them harmless and any evidence of ownership of the debt security as they may require.

Wachovia has appointed Dexia Banque Internationale à Luxembourg as a paying agent and transfer agent in Luxembourg in relation to the debt securities, and as long as the debt securities are listed on the Luxembourg Stock Exchange, Wachovia will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent or transfer agent will be published in Luxembourg in accordance with the second paragraph above under this subheading.

As provided in each indenture and subject to certain limitations, the debt securities are transferable, in whole or in part, upon surrender of the debt securities for registration of transfer at the corporate trust office of the relevant trustee in The City of New York. In the event definitive debt securities are issued and so long as the debt securities are listed on the Luxembourg Stock Exchange, the debt securities are transferable, in whole or in part, upon surrender of the debt securities for registration of transfer at the offices of the paying agent and transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Wachovia and the securities registrar. Thereupon one or more new debt securities, for the aggregate principal amount being transferred, will be issued to the designated transferee, and a new debt security for any amount not being transferred will be issued to the transferor.

Trustees

Either or both of the trustees may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to that series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee shall be a trustee of a trust under the relevant indenture separate and apart from the trust administered by any other such trustee (Section 611), and any action to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

In the normal course of business, Wachovia and its subsidiaries conduct banking transactions with the trustees, and the trustees conduct banking transactions with Wachovia and its subsidiaries.

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Wachovia, the trustees and any of their agents may treat the registered owner of any debt security as the absolute owner of that security, whether or not that debt security is overdue and despite any notice to the contrary, for any purpose. See “Global Securities”.

Governing Law

The indentures and the debt securities will be governed by New York law.

Listing and General Information

Listing and Documents Available

Wachovia may apply to list only the debt securities issued under this prospectus on the Luxembourg Stock Exchange. If so, the Restated Articles of Incorporation and the By-Laws of Wachovia and a legal notice relating to the issuance of the debt securities will be deposited prior to listing with the Registrar of the District

Court in Luxembourg (Greffier en Chef du Tribunal d’Arrondissement de et à Luxembourg), where such documents may be examined and copies obtained upon request. If Wachovia applies, copies of the above documents together with this prospectus, any prospectus supplements, the applicable underwriting agreement, the indentures and Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as all other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are incorporated by reference therein) including future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, so long as the debt securities are listed on the Luxembourg Stock Exchange, will be made available for inspection, and may be obtained free of charge, at the main office of the Luxembourg listing agent. The Luxembourg listing agent will act as a contact between the Luxembourg Stock Exchange and Wachovia or the holders of the debt securities. We have appointed Dexia Banque Internationale à Luxembourg as the Luxembourg listing agent for the debt securities.

However, debt securities may be issued which will not be listed on the Luxembourg Stock Exchange or which will be listed on any other securities exchange as Wachovia and the relevant agent(s) may agree.

Authorization

The debt securities offered by this prospectus will be issued pursuant to authority granted by the Board of Directors of Wachovia on August 17, 2004, as such authority may be supplemented from time to time.

Material Change

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, there has been no material adverse change in the financial position of Wachovia on a consolidated basis since December 31, 2004. See “Where You Can Find More Information” above.

Litigation

As of the date of this prospectus, other than as disclosed or contemplated herein or in the documents incorporated by reference, to the best of Wachovia’s knowledge and belief, Wachovia is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have, or have had, since December 31, 2004, a significant effect on Wachovia’s consolidated financial position or that are material in the context of issuing the debt securities which could jeopardize Wachovia’s ability to discharge its obligation under the debt securities.

Clearance Systems

The debt securities have been accepted for clearance through the DTC, Euroclear and Clearstream systems. The appropriate CUSIP, Common Code and ISIN for each series of debt securities to be held through any of these systems will be contained in the relevant prospectus supplement.

Agents

The United States Registrar and Domestic Paying Agent for the debt securities will be initially Wachovia Bank, National Association, located at One Wachovia Center, Charlotte, North Carolina, 28288-0600, United States of America.

The London Paying Agent and London Issuing Agent for the debt securities will be initially Citibank, N.A., located at P.O. Box 18055, 5 Carmelite Street, London, EC4Y OPA.

The Luxembourg Paying Agent and Transfer Agent for the debt securities will be initially Dexia Banque Internationale à Luxembourg, 69, route d’Esch, L-2953 Luxembourg.

The Listing Agent for the debt securities will be initially Dexia Banque Internationale à Luxembourg, 69, route d’Esch, L-2953 Luxembourg.

D ESCRIPTION OF WARRANTS

The following information outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

Wachovia may issue warrants for the purchase of its debt securities, preferred stock, Class A preferred stock, depositary shares or common stock. Warrants may be issued independently or together with debt securities, preferred stock, Class A preferred stock, depositary shares or common stock, and may be attached to or separate from those securities.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between Wachovia and a bank, as warrant agent, selected by Wachovia with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

The relevant prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The relevant prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus is being delivered, including

•	the offering price

•	the currency for which such warrants may be purchased

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security

•	the date which the warrants and the related securities will be separately transferable

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the number of depositary shares or shares of preferred stock, Class A preferred stock or common stock, as the case may be, that can be purchased upon the exercise of one warrant, and the price for purchasing such shares upon this exercise

•	the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable

•	certain federal income tax consequences of holding or exercising those warrants

•	whether the warrants or related securities will be listed on any securities exchange

•	the terms of the securities issuable upon exercise of those warrants

•	whether the warrants will be issued in global or certificated form, and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase preferred stock, Class A preferred stock, depositary shares or common stock, the right to receive any dividends, or payments upon Wachovia’s liquidation, dissolution or winding up or to exercise any voting rights.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the relevant prospectus supplement at the exercise price mentioned in, or calculated as described in, the relevant prospectus supplement. Unless otherwise specified in the relevant prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under “Global Securities”, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the relevant prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the relevant prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement, Wachovia will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of common stock shares to be purchased upon warrant exercise may be adjusted in certain events, including

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock

•	the issuance of rights, warrants or options to all common stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per common stock share

•	any Wachovia distribution to its common stockholders of evidences of Wachovia’s indebtedness or of assets, excluding cash dividends or distributions referred to above and

•	any other events mentioned in the relevant prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but Wachovia will pay the cash value of any fractional shares otherwise issuable.

Modification

Wachovia and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of

•	curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates

•	evidencing the succession of another corporation to Wachovia and their assumption of Wachovia’s covenants contained in the warrant agreement and the warrants

•	appointing a successor depositary, if the warrants are issued in the form of global securities

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants

•	adding to Wachovia’s covenants for the warrantholders’ benefit or surrendering any right or power conferred upon Wachovia under the warrant agreement

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities or

•	amending the warrant agreement and the warrants as Wachovia deems necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

Wachovia and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise

•	shortens the time period during which the warrants may be exercised

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that Wachovia may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of its assets to any other corporation, provided that

•	either Wachovia must be the continuing corporation, or the corporation other than Wachovia formed by or resulting from any consolidation or merger or that receives the assets must be organized and existing under U.S. or state law and must assume Wachovia’s obligations for the unexercised warrants and the performance of all covenants and conditions of the relevant warrant agreement and

•	Wachovia or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as Wachovia’s agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case Wachovia defaults in performing its obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon Wachovia. Any warrantholder may, without the warrant agent’s consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

Wachovia will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to Wachovia and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless Wachovia or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and Wachovia before a replacement warrant certificate will be issued.

Title

Wachovia, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Global Securities”.

ERISA CONSIDERATIONS

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the securities.

Wachovia and certain of its affiliates may each be considered a “party in interest” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or a “disqualified person” within the meaning of the U.S. Internal Revenue Code of 1986, as amended, with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the debt securities or warrants are acquired by or with the assets of a pension or other employee benefit plan for which Wachovia or any of its affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager” or under any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan and propose to invest in the securities described in this prospectus or the applicable prospectus supplement, you should consult your legal counsel.

G LOBAL SECURITIES

Unless otherwise mentioned in the relevant prospectus supplement, we will issue each debt security offered in this prospectus in book-entry form only. We may issue other securities offered in this prospectus in book-entry form only and will so indicate in the applicable prospectus supplement. Each security issued in book-entry form will be represented by a global certificate that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more.

Each of the securities in book-entry form will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	JPMorgan Chase Bank National Association holding the notes on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	Citibank, N.A. holding the notes on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s system. Thus, for example, if DTC is the depositary for a global certificate, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Holder’s Option to Obtain a Non-Global Certificate; Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global certificate, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global certificate will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the certificate will be issued in global form only, then the security will be represented by a global certificate at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Holder’s Option to Obtain a Non-Global Certificate; Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

DTC has informed Wachovia that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Commission.

Special Considerations for Global Notes

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to transfers of securities. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global certificate, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the security;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the relevant trustee under our indentures, warrant agent, or the depositary of our depositary shares, as applicable, will have no responsibility for any aspect of the depositary’s policies, actions or records or ownership interests in a global security. We and those trustees and agents also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Certificate; Special Situations When a Global Security Will Be Terminated

If we issue any securities in book-entry form but we choose to give the beneficial owners of those securities the right to obtain non-global certificates, any beneficial owner entitled to obtain non-global certificates may do so by following the applicable procedures of the depositary for those securities and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless otherwise mentioned in the relevant prospectus supplement, the special situations for termination of a global security are as follows:

•	if the depositary notifies Wachovia that it is unwilling, unable or no longer qualified to continue as depositary for that global security;

•	if Wachovia executes and delivers to the relevant trustee under our indentures, warrant agent, or depositary of our depositary shares an order complying with the requirements of the relevant indenture, warrant agreement or deposit agreement that the applicable global security shall be so exchangeable; or

•	if there has occurred and is continuing a default in the payment of any amount due in respect of the securities or an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these securities.

If a global security is terminated, only the depositary, and not we or the relevant trustee or agent, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Clearstream and Euroclear

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear have respectively informed Wachovia that Clearstream and Euroclear each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Clearstream and Euroclear provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream and Euroclear also deal with domestic securities markets in several countries through established depositary and custodial relationships. Clearstream and Euroclear have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Clearstream and Euroclear customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream and Euroclear is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interest between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

P LAN OF DISTRIBUTION

Wachovia may sell securities to or through underwriters, including Wachovia Capital Markets, LLC, an affiliate of Wachovia, to be designated at various times, and also may sell securities directly to other purchasers or through agents. Wachovia conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries, including Wachovia Capital Markets, LLC, under the trade name “Wachovia Securities.” Unless otherwise stated, any reference to “Wachovia Securities” herein shall mean Wachovia Capital Markets, LLC, and shall not include Wachovia Securities, LLC, member NASD/SIPC, a separate broker-dealer subsidiary of Wachovia, which is not participating in this distribution unless indicated in the applicable prospectus supplement. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The debt securities, preferred stock, Class A preferred stock, depositary shares and warrants will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for these securities.

This prospectus and the related prospectus supplements may be used by Wachovia Capital Markets, LLC, an indirect, wholly-owned subsidiary of Wachovia, for offers and sales related to market-making transactions in the securities. Wachovia Securities may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

In facilitating the sale of securities, underwriters may receive compensation from Wachovia or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from Wachovia and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Wachovia will be described, in the prospectus supplement relating to those securities.

The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed. The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. for sales of securities pursuant to this prospectus will not exceed 8.00%.

Unless otherwise mentioned in the relevant prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise mentioned in the relevant prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from Wachovia in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Under agreements which Wachovia may enter into, underwriters, dealers, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by Wachovia against certain liabilities, including liabilities under the Securities Act.

If so noted in the prospectus supplement relating to any securities, Wachovia will authorize dealers or other persons acting as Wachovia’s agents to solicit offers by certain institutions to purchase any securities from Wachovia under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. Wachovia must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

The participation of Wachovia Securities in the offer and sale of the securities must comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an “affiliate”. No NASD member participating in offers and sales will execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

If Wachovia offers and sells securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be mentioned in the relevant prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the relevant prospectus supplement. Purchasers of securities directly from Wachovia may be entitled under agreements that they may enter into with Wachovia to indemnification by Wachovia against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Wachovia in the ordinary course of their business or otherwise.

Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, Wachovia, the senior trustee and the subordinated trustee, in the ordinary course of business.

V ALIDITY OF SECURITIES

The validity of any securities will be passed upon for Wachovia by Ross E. Jeffries, Jr., Esq., Senior Vice President and Assistant General Counsel of Wachovia, and for any underwriters or agents by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. Sullivan & Cromwell LLP will rely upon the opinion of Mr. Jeffries as to matters of North Carolina law, and Mr. Jeffries will rely upon the opinion of Sullivan & Cromwell LLP as to matters of New York law. Mr. Jeffries owns shares of Wachovia’s common stock and holds options to purchase additional shares of Wachovia’s common stock. Sullivan & Cromwell LLP regularly performs legal services for Wachovia. Certain members of Sullivan & Cromwell LLP performing these legal services own shares of Wachovia’s common stock.

E XPERTS

The consolidated balance sheets of Wachovia Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in Wachovia’s 2004 Annual Report to Stockholders which is incorporated by reference in Wachovia’s Annual Report on Form 10-K for the year ended December 31, 2004, and incorporated by reference in this prospectus, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ISSUER

Wachovia Corporation

One Wachovia Center

Charlotte, North Carolina 28288

United States of America

UNITED STATES REGISTRAR AND DOMESTIC PAYING AGENT	LONDON PAYING AGENT AND LONDON ISSUING AGENT

Wachovia Bank, National Association Three Wachovia Center Charlotte, North Carolina 28288-1179 United States of America	Citibank, N.A. P.O. Box 18055 5 Carmelite Street, London EC4Y OPA

LUXEMBOURG PAYING AGENT,

LISTING AGENT

AND TRANSFER AGENT

Dexia Banque Internationale à Luxembourg

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS

To the Issuer	To the Distribution Agents

As to United States Law:	As to United States Law:

Ross E. Jeffries, Jr., Esq. Senior Vice President and Assistant General Counsel Wachovia Corporation One Wachovia Center Charlotte, North Carolina 28288-0630 United States of America	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America

Wachovia Corporation

80,000,000 Depositary Shares Each Representing a 1/40th Interest in a

Share of 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J

Wachovia Securities

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December 18, 2007